Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 2, 2018

BY AND AMONG

FEC OVERSEAS INVESTMENT (UK) LIMITED

FEC INVESTMENT (US) LIMITED

TRANS WORLD CORPORATION

and, solely for purposes of Section 8.12,

Far East Consortium International Limited

Table of Contents

		Page

ARTICLE I	DEFINITIONS; INTERPRETATION	2

1.01	Definitions	2
1.02	Interpretation	15

ARTICLE II	THE MERGER	17

2.01	The Merger	16
2.02	Closing	16
2.03	Effective Time	16
2.04	Effects of the Merger	17
2.05	Articles of Incorporation and Bylaws	17
2.06	Directors and Officers	17
2.07	Conversion or Cancellation of Shares	17
2.08	Exchange of Certificates; Payment of the Merger Consideration	18
2.09	Stock Awards	21
2.10	Dissenting Stockholders	22
2.11	Certain Adjustments; Net Indebtedness	23
2.12	Consideration Limitation	25

ARTICLE III	CONDUCT OF BUSINESS PENDING THE MERGER	25

3.01	Agreements of the Company	25
3.02	Agreements of Parent	28

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	28

4.01	Disclosure Schedules	28
4.02	Representations and Warranties of the Company	29
4.03	Representations and Warranties of Parent and Purchaser	47

ARTICLE V	COVENANTS	50

5.01	Further Action	50
5.02	Company Stockholder Consent	50
5.03	Information Statement	50
5.04	Press Releases	51
5.05	Access; Information	51
5.06	No Solicitation	52
5.07	Takeover Laws and Provisions	55
5.08	Regulatory Applications	55
5.09	Indemnification	56
5.10	Employee Matters	58
5.11	Notification of Certain Matters	59
5.12	Stockholder Litigation	59
5.13	Confirmation of Capitalization	59
5.14	Section 16 Matters	59

TABLE OF CONTENTS

(continued)

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of Mach 2, 2018, is entered into by and among FEC Overseas Investment (UK) Limited, a limited company formed under the laws of the United Kingdom (“Parent”), FEC Investment (US) Limited, a Nevada corporation and wholly-owned subsidiary of Parent (“Purchaser”), Trans World Corporation, a Nevada corporation (the “Company”), and solely for purposes of Section 8.12, Far East Consortium International Limited.

RECITALS

WHEREAS, the parties intend to effect a merger of Purchaser with and into the Company in accordance with the NRS (the “Merger”), with the Company being the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to, the consummation of the Merger, and (c) recommended the adoption and approval of this Agreement by the stockholders of the Company in accordance with the Company’s Constituent Documents and the NRS;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to, the Merger;

WHEREAS, each of the board of directors and the sole stockholder of Purchaser has (a) determined that it is in the best interests of Purchaser and its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to, the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Parent, Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01        Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that is in a form reasonably acceptable to the Company and Parent.

“Acquired Company Representative” has the meaning assigned in Section 4.02(j)(5).

“Acquisition Proposal” means any inquiry, proposal or offer from,  or indication of interest in making a proposal or offer by, any Person or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act (other than Parent, Purchaser or any of its Affiliates) relating to, in a single transaction or a series of related transactions, any  (a) direct or indirect sale, lease, exchange, transfer, license, disposition or acquisition of assets of the Company or its Subsidiaries (including any equity interests of any of the Company’s Subsidiaries) equal to ten percent (10%) or more of the fair market value of the Company’s consolidated assets or to which ten percent (10%)  or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of ten percent (10%) or more (or, in the case of any person (including any group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) beneficially owning (for purposes of Section 13(d) of the Exchange Act) ten percent (10%) or more of the outstanding shares) of Company Common Stock as of the date of this Agreement, any additional shares of any class of outstanding voting or equity interests of the Company or any of its Subsidiaries, (c) tender offer or exchange offer that if consummated would result in any Person (including any group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) ten percent (10%) or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) ten percent (10%) or more of the outstanding shares of Company Common Stock as of the date of this Agreement, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, on the one hand, and any third-party other than a Subsidiary, on the other hand, (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution), recapitalization, declaration or payment of an extraordinary dividend (whether in cash or other property) or other significant corporate reorganization of the Company or any of its Subsidiaries, or (f) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is ten percent (10%) or more; in each case, other than the Transactions contemplated hereunder.

“Action” means any claim, action, suit, summons, written notice, fine, penalty, litigation, directive, citation, arbitration, proceeding, investigation, audit, dispute, demand, hearing, charge, complaint, petition, or other dispute resolution, judicial, or administrative proceeding, discovery or information request, whether civil or criminal, at law or in equity by or before any Governmental Authority.

“Adjustments” means the sum of (i) the Required Closing Payments (which shall be a negative adjustment to the Purchase Price) plus (ii) any amounts paid or to be paid by the Surviving Corporation or any of its Affiliates at or after the Closing under or in accordance with obtaining the Run-Off Policy (including, but not limited to, all amounts paid pursuant to Section 5.9(f)) (which shall be a negative adjustment to the Purchase Price), plus (iii) the adjustment made pursuant to Section 2.11(c)(ii), (which shall be a negative adjustment to the Purchase Price), if any.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Closing Payment Amount” means the Purchase Price, as adjusted by the Adjustments.

“Agreement” has the meaning assigned in the Preamble.

“Applicable Antitrust Law” shall mean each foreign antitrust or competition Law that is applicable to Parent, Purchaser, any Subsidiary of the Purchaser, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the consummation of the Transactions, including those set forth on Section 4.03(e)(1)(B) of the Disclosure Schedules.

“Articles of Merger” has the meaning assigned in Section 2.03.

“Benefit Arrangement” means, with respect to the Company, each of the following under which any Employee or any of its current or former directors has any present or future right to benefits, or that is sponsored or maintained by it or its Subsidiaries, or under which it or its Subsidiaries has had or has any present or future Liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equitybased grants, severance, employment, change in control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Book-Entry Shares” has the meaning assigned in Section 2.07(a).

“Break-Up Fee” has the meaning assigned in Section 7.03(a).

“Business” means the business conducted by the Company and its Significant Subsidiaries as of the date of this Agreement, as described in the Company’s Regulatory Filings.

“Business Day” means any day other than a day on which banks in the State of Nevada are required or authorized to be closed.

“Cash” means the sum of (a) all cash, cash equivalents and marketable securities, held by the Company and/or its Subsidiaries determined in accordance with GAAP, which for the avoidance of doubt shall include all cage cash; plus (b) the amount deposited in the Czech

Republic to support a bond obtained in connection with the recent gaming application submitted by the Company and its Subsidiaries on or about December 12, 2017.

“Certificate” has the meaning assigned in Section 2.07(a).

“Claims” means any and all administrative, regulatory or judicial actions, actions, written notice, summons, directive, order, suits, petitions, proceedings, complaints, disputes, arbitrations investigations, appeals, demands, demand letters, claims, liens or notices of noncompliance or violation.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

 “Closing Net Indebtedness” means the difference of (i) the absolute value of the Indebtedness of the Company and its Subsidiaries, minus (ii) the Cash of the Company and its Subsidiaries, in each instance, as of the Closing Net Indebtedness Determination Date and as set forth on the Closing Statement.

“Closing Net Indebtedness Determination Date” has the meaning assigned in Section 2.11(b).

“Closing Net Indebtedness Grace Amount” has the meaning assigned in Section 2.11(c)(i).

“Closing Net Indebtedness Termination Amount” has the meaning assigned in Section 2.11(b).

“Closing Net Indebtedness Termination Notice” has the meaning assigned in Section 2.11(b).

“Closing Statement” has the meaning assigned in Section 2.11(b).

“Code” has the meaning assigned in Section 4.02(m)(2).

“Common Per Share Merger Consideration” means the price to be paid for each issued and outstanding share of Company Common Stock at the Effective Time pursuant to Section 2.07(a) and determined in accordance with the following formula (and without any duplication):

X = (A)/(B+C+D)

A = the Aggregate Closing Payment Amount;

B = the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including the Dissenting Shares but excluding the Exception Shares and any shares otherwise included in “C” or “D” below);

C = the aggregate number of shares of Company Common Stock issuable upon the exercise of any Exercisable In-The-Money Options, calculated as if such Exercisable In-The-Money Options were exercised on a cashless basis (excluding, for the avoidance of doubt, any shares of Company Common Stock included in “D” below); and

D = the aggregate number of shares of Company Common Stock classified as “Restricted Stock” or “Deferred Stock” immediately prior to the Effective Time (excluding, for the avoidance of doubt, any shares of Company Common Stock included in “C” above).

“Company” has the meaning assigned in the Preamble to this Agreement.

“Company Acquisition Agreement” has the meaning assigned in Section 5.06(a).

“Company Adverse Recommendation Change” has the meaning assigned in Section 5.06(d).

“Company Balance Sheet” has the meaning assigned in Section 4.02(g).

“Company Board” means the Board of Directors of the Company.

 “Company Board Recommendation” has the meaning assigned in Section 4.02(e).

“Company Common Stock” means the shares of common stock, par value $0.001, of the Company.

“Company Deferred Compensation Plan” means the 2006 Deferred Compensation Plan, Amended and Restated, effective November 18, 2008.

“Company Employees” has the meaning assigned in Section 5.10(a).

“Company Expenses” means the aggregate of all fees, costs and expenses payable or incurred by the Company or any of its Subsidiaries, in connection with the consummation of the Transactions contemplated hereby or in connection with the preparation, negotiation, and execution of this Agreement or other related documents (including but not limited to the Information Statement) and completing the Transactions contemplated hereby (a) including, but not limited to (i) any such amounts payable to legal counsel, accountants, investment bankers, financial advisors, tax advisors, environmental consultants, brokers, finders, or consultants and any such amounts payable in connection with receiving the fairness opinion from the Company’s financial advisor,  (ii) any and all “change in control” or “change of control” payments, transaction bonuses, severance payments or other similar payments or obligations of the Company or any of its Subsidiaries under any Contract, severance plans, bonus plans, employee change of control arrangement, deferred compensation arrangements, retention or other similar arrangements which are or become due or are otherwise required to be made by the Company or any of its Subsidiaries as a result of or in connection with the Closing or as a result of any change of control or other similar provision as set on Section 1.01 of the Disclosure Schedules, and which have not been paid by the Company or any of its Subsidiaries prior to the Effective Time, (iii) any and all payroll, employment or other Taxes, if any, required to be paid by Purchaser or any of its Affiliates (on behalf of the Company or any of its Subsidiaries) or the Company or any

of its Subsidiaries with respect to the amounts payable pursuant to this Agreement, (iv) any and all amounts related to the forgiveness of any loans or other obligations owed to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, in all cases, arising on or prior to the Closing, and (v) fifty percent (50%) of the fees, costs and expenses to be paid by the Parties in connection with obtaining any consents, waiver or approval or making any required filing with any Governmental Authority under any Applicable Antitrust Law, and (b) in each case, excluding any such amounts actually paid prior to the Effective Time.

“Company Intellectual Property” means Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary.

“Company IP Agreements” means (i) licenses of Intellectual Property by the Company or any Subsidiary to any third party, (ii) licenses of Intellectual Property by any third party to the Company or any Subsidiary, (iii) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, (iv) agreements restricting or limiting the Company’s or any Subsidiary’s right to use or otherwise exploit any Intellectual Property, and (v) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Preferred Stock” has the meaning assigned in Section 4.02(b).

“Company Share Statement” has the meaning assigned in Section 5.13.

 “Company Stock Award” has the meaning assigned in Section 2.09.

“Company Stock Plans” has the meaning assigned in Section 2.09.

“Company Stockholder Consent” has the meaning assigned in Section 4.02(e).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 21, 2017, between Parent and the Company.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan deed, mortgage, license, purchase order, arrangement, undertaking or legally binding commitment or undertaking of any nature or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Constituent Documents” means the charter or articles or Articles of Incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust or the comparable documents of such Person.

 “Deal Expenses” has the meaning assigned in Section 7.03(g).

“Deferred Stock” means shares of Company Common Stock that were granted pursuant to and are subject to the restrictions set forth in the Company Deferred Compensation Plan.

“Disbursing Agent” has the meaning assigned in Section 2.08(a).

“Disclosure Schedule” has the meaning assigned in Section 4.01.

“Dispute Notice” has the meaning assigned in Section 2.11(b).

 “Dissenting Shares” means shares of Company Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 92A.440 of the NRS.

“Dissenting Stockholder” has the meaning assigned in Section 2.10(a).

 “Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of the Company and its Subsidiaries and any such Person who becomes an employee thereof between the time of entry into this Agreement and the Closing.

“Environment” means water, surface waters, groundwater, drinking water, wetlands, land, soil, sediment, subsurface strata,  indoor and ambient air, and natural resources.

“Environmental Claim” shall mean any Action involving noncompliance or alleging noncompliance with or potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring or penalties) arising out of or under Environmental Laws, including (i) the presence, Release or threatened Release of any Hazardous Substance at any location; (ii) exposure to any Hazardous Substance; or (iii) circumstances forming the basis of any material violation of any Environmental Laws or Environmental Permits.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other Laws (including common law) of any foreign, federal, state, local and any other Governmental Authority, regulating, relating to or imposing Liability or standards of conduct concerning (a) pollution,(b) the protection of the Environment, (c) the use, sale, storage, transportation, handling, manufacture, treatment, generation, processing, presence, Release, disposal, or other management of Hazardous Substances, or (d) human health or safety as it relates to Hazardous Substances.

“Environmental Permits” means all Permits required pursuant to Environmental Law for the ownership and operation of the Business or the occupation of the Owned Real Property or Leased Real Property.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 4.02(m)(3).

“Evaluation Material” has the meaning assigned in Section 5.05(b).

“Exception Shares” means, collectively, shares of Company Common Stock owned or held by the Company, Parent or Purchaser and/or any of their respective Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Fund” has the meaning assigned in Section 2.08(a).

“Exercisable In-The-Money Options” has the meaning assigned in Section 2.09.

“FCPA” has the meaning assigned in Section 4.02(j)(5).

“Fraud” means, with respect to any Person, the actual, knowing and intentional fraud of such Person.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time applied consistently throughout the periods involved.

“Gaming Approvals” means all Permits, registrations, findings of suitability, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities, the ownership or the operation, management and development of any gaming operations, and, in the case of the Company and its Subsidiaries, including the ownership, operation, management and development of the Company’s gaming Business.

“Gaming Authorities” means any Governmental Authorities with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or the manufacture, distribution, the ownership or the operation, management and development of any gaming operations, and, in the case of the Company and its Subsidiaries, including the ownership, operation, management and development of the Company’s gaming Business, including but not limited to those set forth on Section 1.01(A) of the Disclosure Schedules.

“Gaming Law” means any foreign, federal, tribal, state, county or local statute, Law, ordinance, rule, regulation, Permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities and operations or the manufacture, and the ownership or the operation, management and development of any gaming operations, and, in the case of the Company and its Subsidiaries, including the ownership, operation, management and development of the Company’s gaming Business, including the rules and regulations of the Gaming Authorities, and including but not limited to those set forth on Section 1.01(B) of the Disclosure Schedules.

“Governmental Authority” means any federal, national, supranational, state, provincial, foreign, local, quasi-governmental entities or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body or any other authority established to perform governmental functions, including any political or other subdivision thereof, department, commission, board, self-regulating authority, regulatory body, bank, bureau, branch, authority, official, agency or instrumentality of the United States of America or any other nation or any political subdivision of any such Governmental Authority, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, and any official of any of the foregoing, and including for the avoidance of doubt, any Gaming Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with or consent of or by, or settlement agreement with any Governmental Authority.

“Hazardous Substance” shall mean any substance, waste, or material (regardless of physical form or concentration) that (a) is defined, identified, designated, restricted, listed, classified or otherwise regulated under any Environmental Law or for which Liability or standards of conduct can be imposed under any Environmental Law, (b) is hazardous, toxic, infectious, explosive, ignitable, corrosive, reactive, carcinogenic, radioactive, or otherwise harmful to human health, the Environment, or natural resources, or (c) and any other substance the presence of which could reasonably be expected to give rise to Liability under any Environmental Law.

“IGT” means International Game Technology PLC.

“IGT Indebtedness” means all Indebtedness of the Company and its Subsidiaries owed to IGT pursuant to the capital lease or operating lease with respect to 70 slot machines acquired or leased by the Company and its Subsidiaries.

“Indebtedness” means, with respect to any Person, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise, in each case which have been or should be recorded by such Person in accordance with GAAP, (a) (i) all indebtedness of such Person for borrowed money, or issued in substitution for or exchange of indebtedness for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and any “earn-out” and similar obligations, but excluding any trade payables, accrued compensation or similar obligations incurred in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations of such Person under acceptance, letter of credit or similar facilities, (vii) all overdrafts outstanding as of the relevant date of determination, (viii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by such Person, (ix) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, (x) any accrued interest on any of the foregoing, and (xi) any prepayment or other similar fees, premiums, expenses or penalties on or relating to the repayment or assumption of any of the foregoing; and (b) in each case excluding any IGT Indebtedness.

“Indebtedness Consents” has the meaning assigned in Section 6.03(f).

“Indemnification Provisions” has the meaning assigned in Section 5.09(a).

“Indemnified Party” has the meaning assigned in Section 5.09(a).

“Independent Accounting Firm” has the meaning assigned in Section 2.11(b).

“Information Statement” has the meaning assigned in Section 4.02(z)(1).

“Intellectual Property” means all trademarks trademark rights, service marks, service mark rights, trade names, logos, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, software (including all source code and object code), firmware, development tools, flow charts, annotations, all URL’s, Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights.

“Knowledge” and “knowingly” means or has reference to the knowledge of (a) with respect to the Company, Rami Ramadan; and (b) with respect to the Parent or Purchaser, each of Chris Hoong and Angus Chan. For the avoidance of doubt, a Person shall be deemed to have “Knowledge” of a particular fact or matter if (i) such Person is actually aware of such fact or matter or (ii) would have obtained knowledge of such fact or matter after making such due inquiry (including a review of their files and after consulting with their direct reports and other pertinent Persons) that a prudent business person would have made in good faith and under similar circumstances in order to gain a commercially reasonable understanding and determination of the accuracy of such fact or matter.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law) or any governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Leased Real Property” means the real property set forth on Section 4.02(u) of the Disclosure Schedules.

“Liabilities” means any and all debts, liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether accrued or fixed, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), including those arising under any Law, Action or Governmental Order and those arising under any Contract and any liability or obligation for Taxes.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Lien” means any charge, mortgage, pledge, security interest, restriction, lien, encumbrance hypothecation, charge, restriction, option, lease or sublease, claim, right of any third party, easement, encroachment or other charges or rights of others of any kind or nature

“Material Adverse Effect” means

(a) with respect to the Company, any circumstance, change, condition, event, occurrence or effect that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets or business of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the Merger and the other Transactions excluding, in each case, any such circumstance, change, condition, event, occurrence or effect resulting from or in connection with (1) any adoption, implementation or change in Laws, rules or regulations by any Governmental Authority in any jurisdiction in which the Company and its Subsidiaries conduct business provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which they operate the (“Industry”), (2) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), or in general economic, business, regulatory, financial, capital market, or political conditions, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (3) earthquakes, hurricanes or other natural disasters, (4) changes in GAAP, (5) events, circumstances, changes, conditions, occurrences or effects generally affecting the Industry, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries, in a materially disproportionate manner as compared to other participants in the Industry, (6) changes in the market price or trading volume of securities of the Company or any suspension of trading in securities generally on any securities exchange on which the equity securities of the Company trade, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries, in a materially disproportionate manner as compared to other participants in the Industry (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company or its Subsidiaries), (7) changes resulting from the announcement or the existence of, or compliance with, this Agreement and the Transactions, (8) the failure or inability of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company or its Subsidiaries), (9) any actions taken (or omitted to be taken) at the request of Parent or Purchaser or (10) any action taken by the Company or any of its Subsidiaries which is required or permitted pursuant to this Agreement.

(b)      with respect to Parent or Purchaser, any effect that would prevent or materially impair or delay the ability of Parent or Purchaser to consummate the Merger and the other Transactions in accordance with the terms of this Agreement.

“Material Contract” has the meaning assigned in Section 4.02(k)(1).

“Merger” has the meaning assigned in the Recitals.

“Nevada Courts” has the meaning assigned in Section 8.04.

“Notice Period” has the meaning assigned in Section 5.06(d).

“NRS” means the Nevada Revised Statutes.

“OFAC” has the meaning assigned in Section 4.02(j)(6).

“Owned Real Property” has the meaning assigned in Section 4.02(u).

“Parent” has the meaning assigned in the Preamble to this Agreement.

“Parent Board” means the Board of Directors of Parent.

 “Parent Expenses” has the meaning assigned in Section 7.03(e).

 “Party” means Parent, Purchaser or the Company.

“Pension Plan” has the meaning assigned in Section 4.02(m)(2).

“Permits” means any permits approvals, authorizations, consents, licenses, accreditations, filings, franchises, written notices or certificates issued by, of or with a Governmental Authority.

“Permitted Lien” means (i) statutory Liens for current Taxes not yet due and payable or not yet delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, in each instance, so long as adequate reserves with respect thereto are reflected on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by applicable Law and (A) arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, and (B) excluding any such Liens that secure or relate to amounts currently claimed to be due and payable by the Company or any of its Subsidiaries for work or materials performed, (iii) zoning, entitlement, conservation restriction and other land use and environmental Liens imposed by Governmental Authorities which do not materially interfere with the present use of the assets or properties of the Company or any of its Subsidiaries, (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the use, occupancy or value of such Leased Real Property; (v) Liens to the extent disclosed or reflected on the consolidated balance sheet of the Company (or any notes thereto) in its Regulatory Filings; and (vi) all other immaterial Liens that individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the assets or properties of the Company or any of its Subsidiaries as currently used.

 “Person” shall mean any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by the Company in the applicable Section of the Disclosure Schedule, or any other Section of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section of this Agreement in question), or in the Company’s Regulatory Filings (including any schedules and exhibits thereto).

 “Purchase Price” means Forty-Two Million Dollars ($42,000,000.00).

“Purchaser” has the meaning assigned in the Preamble to this Agreement.

“Regulatory Filings” (i) the Company’s annual reports filed on Form 10-K since December 31, 2014, and (ii) all other filings on Form 10-Q or 8-K filed or furnished since December 31, 2014, and made publicly available prior to the date of this Agreement (but excluding statements in any “Risk Factors” section contained therein or any statement constituting a “forward-looking statement,” in each case, to the extent that such statements are cautionary, predictive or speculative in nature).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Substance).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors, investment bankers, other consultants or any representatives of such legal or financial advisors.

“Required Closing Payments” means the sum of all (i) Company Expenses, plus (ii) any costs, fees or expenses incurred in connection with obtaining any lender consent in connection with any Indebtedness of the Company or its Subsidiaries, in each case solely to the extent not paid at or prior to the Closing.

“Requisite Approvals” has the meaning assigned in Section 5.08(a).

“Restraints” has the meaning assigned in Section 6.01(c).

“Restricted Stock” means shares of Company Common Stock that were granted pursuant to and are subject to any vesting or other lapse restrictions pursuant to any Company Stock Plan or any applicable restricted Company Stock Award agreement.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right, restricted stock unit, share of restricted stock, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

“Run-Off Policy” has the meaning assigned in Section 5.09(c).

“Sanctions” has the meaning assigned in Section 4.02(j)(6).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means all issued and outstanding shares of Company Common Stock.

“Stockholder Litigation” has the meaning assigned in Section 5.12.

 “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel), if consummated, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the financial implications thereof on the Company’s stockholders (including any breakup fee and expense reimbursement provisions contained herein), and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent and/or Purchaser during the Notice Period set forth in Section 5.6(d); provided that, for purposes of this definition of “Superior Proposal” only, references to ten percent (10%) in the definition of Acquisition Proposal shall be deemed to be references to seventy-five percent (75%).

 “Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 4.02(n).

“Takeover Provisions” has the meaning assigned in Section 4.02(n).

 “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Date” has the meaning assigned in Section 7.01(b)(2).

“Transactions” has the meaning assigned in Section 4.02(e).

1.02     Interpretation.

(a)        In this Agreement, except as the context may otherwise require, references:

(1)        to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)        to this Agreement are to this Agreement and the Annexes and Schedules to it taken as a whole;

(3)        to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(4)        to any section of any statute or regulation include any successor to the section; and

(5)        to any Governmental Authority include any successor to that Governmental Authority;

(b)        The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)        The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation”.

(d)        The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)        This Agreement is the product of negotiation by the Parties, which have had the assistance of counsel and other advisers.  The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to another.

(f)         No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

2.01     The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the NRS, Purchaser will merge with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Purchaser will terminate.  The Company will be the “Surviving Corporation” and will continue its corporate existence under the Laws of the State of Nevada, including the NRS.

2.02     Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Kane Kessler, P.C., 666 Third Avenue, New York, New York 10017, at 10:00 a.m. on the second Business Day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions, or on such other date, and at such other time or place as Parent and the Company may mutually agree in writing (the “Closing Date”).

2.03     Effective Time.  Subject to the terms and conditions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and delivering the Articles of Merger (the “Articles of Merger”) to the Secretary of State of the State of Nevada for filing under Chapter 92A of the NRS.  The parties will make all other filings or recordings required under the NRS, and the Merger will become effective when the Articles of Merger is filed in the office of the Secretary of State of the State of Nevada, or at such later date or time as Parent and the Company shall agree in writing and specify in the Articles of Merger in accordance with the NRS (the time the Merger becomes effective being the “Effective Time”).

2.04     Effects of the Merger.  The Merger will have the effects prescribed by the NRS and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (a) all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation; and (b) all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.05     Articles of Incorporation and Bylaws.

(a)        The Articles of Incorporation of the Company, as in effect immediately before the Effective Time, will be the Articles of Incorporation of the Surviving Corporation as of the Effective Time, until amended.

(b)        The Bylaws of the Company, as in effect immediately before the Effective Time, will be the Bylaws of the Surviving Corporation as of the Effective Time, until amended.

2.06     Directors and Officers.  The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.  The officers of the Surviving Corporation as of the Effective Time shall be the officers of the Company, subject to the right of the board of directors of the Surviving Corporation to appoint or replace officers.

2.07     Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Purchaser, the following shall occur:

(a)        each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any (i) Exception Shares (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto in accordance with Section 2.07(c)), and (ii) Dissenting Shares (which shares shall be treated in accordance with Section 2.10), shall be converted into and constitute the right to receive, without interest, and subject to any withholding Taxes required by applicable Law, the Common Per Share Merger Consideration, payable in accordance with Section 2.8 and, solely in the case of shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock”, Section 2.09. All shares of Company Common Stock that have been converted into the right to receive the Common Per Share Merger Consideration as provided in this Section 2.07(a) shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) or book entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Common Per Share Merger

Consideration payable in accordance with Section 2.8 and, solely in the case of shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock”, Section 2.09;

(b)        each issued and outstanding share of common stock of Purchaser shall be converted into and shall become one fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(c)        each Exception Share shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(d)        each authorized but unissued share of Company Common Stock or Company Preferred Stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor.

2.08     Exchange of Certificates; Payment of the Merger Consideration.

(a)        Appointment of Disbursing Agent.  Immediately prior to filing of the Articles of Merger, Parent shall deposit, or cause to be deposited (and held in trust for the benefit of the Parent until the Effective Time), with the Company’s then-current transfer agent or a disbursing agent mutually agreed upon by Parent and the Company (the “Disbursing Agent”), in trust for the benefit of the holders of the shares of Company Common Stock converted in accordance with Section 2.07 (other than shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock” (which shall be treated in accordance with Sections 2.08(e) and 2.09)), cash in an amount sufficient to pay the applicable portion of the Aggregate Closing Payment Amount (after taking into account any Adjustments to be made in accordance with this Agreement, and excluding, for the avoidance of doubt, any amounts payable with respect to shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock” which shall, for the avoidance of doubt, be payable in accordance with Sections 2.08(e) and 2.09) which is payable in respect of such shares of Company Common Stock so converted pursuant to Section 2.07 (such consideration being hereinafter referred to as the “Exchange Fund”). Immediately prior to the Closing, the Company shall provide, or cause the Company’s then-current transfer agent to provide (as the case may be), the Disbursing Agent with the stock ledgers of the Company showing, among other things, the holders of record of all outstanding shares of Company Common Stock, and an accounting of all Exercisable In-The-Money Options, shares of Restricted Stock and shares of Deferred Stock, in each instance, as of the Effective Time.  Notwithstanding any provision herein to the contrary, the fees, costs and expenses paid or payable to the Disbursing Agent shall be borne by the Parent.

(b)        Exchange Procedures.  Promptly after the Effective Time, but in no event later than two (2) Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of a Certificate or Book-Entry Share representing Company Common Stock (excluding, for the avoidance of doubt, with respect to shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock” which shall, for the avoidance of doubt, be payable in accordance with Sections 2.08(e) and 2.09), a letter of transmittal in customary form reasonably satisfactory to the Company, Parent and the Disbursing Agent, which shall contain instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the consideration to which such Person is entitled pursuant to this Article II.  Upon surrender to the Disbursing Agent of a Certificate or Book-Entry Share, as applicable, for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto (including a properly executed Form W-9 or Form W-8, if applicable), in form and substance acceptable to Disbursing Agent and Parent, the Disbursing Agent shall cause to be paid (by check or by wire transfer) to the holder of such Certificate or Book-Entry Share in exchange therefor the amount to which such holder is entitled pursuant to this Article II, without any interest thereto and subject to any withholding Taxes required by applicable Law, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled.  Until so surrendered, such Certificates or Book-Entry Share, as applicable, shall upon and following the Effective Time represent solely the right to receive the applicable portion of the Common Per Share Merger Consideration with respect to the shares of Company Common Stock represented thereby, without interest and subject to any withholding Taxes required by applicable Law.

(c)        Transfers.  At or after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further transfers registered on the stock transfer books of the Surviving Corporation of Company Common Stock or Certificates or Book-Entry Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, no shares of Company Common Stock shall be deemed to be outstanding, and the holders of shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law. All consideration paid upon the surrender of a Certificate or Book-Entry Share, as applicable, in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable. From and after the Effective Time, the holders of Certificates or Book-Entry Shares, as applicable, that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares, as applicable, are presented to the Surviving Corporation, Parent or the Disbursing Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by applicable Law.

(d)        Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed and the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any Claim that may be made against it with respect to such Certificate, the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article II.

(e)        Options; Deferred Stock; Restricted Stock. Immediately prior to filing of the Articles of Merger by the Secretary of State for the State of Nevada, Parent shall deliver or cause to be delivered to the Company (to be held in trust for the benefit of the Parent until the Effective Time) all funds necessary for the Surviving Corporation to make payment with respect to all shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock” (which shall be treated in accordance with Sections 2.08(e) and 2.09, in each instance, which shall be cancelled pursuant to Section 2.09.

(f)         Company Expenses. Concurrently with the Closing, unless otherwise paid by the Company or its Subsidiaries at or prior to the Effective Time, Parent shall or shall cause to be delivered, all amounts necessary to fully discharge all Company Expenses. Any amounts required to be paid in accordance with this Section 2.08(f) shall be paid by wire transfer of immediately available funds by Parent, on behalf of the Company and its Subsidiaries, to the Persons designated in writing in accordance with this Section 2.08(f);

(g)        Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any such former holders who have not executed and delivered the documentation required pursuant to Sections 2.08(b) and (d) shall thereafter look only to the Surviving Corporation (and only as a general creditor thereof with respect to the payment of the applicable Common Per Share Merger Consideration) for payment of their portion of the applicable Common Per Share Merger Consideration pursuant to Section 2.08(b), without any interest thereon and subject to any withholding Taxes required by applicable Law, upon due surrender of their Certificate or Book-Entry Shares, as applicable, representing shares of Company Common Stock.

(h)        No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, the Surviving Corporation, the Disbursing Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by any former holder of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any Claims or interest of any Person previously entitled thereto.

(i)         Investment of Exchange Fund. The Disbursing Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.08(g).

(j)         Withholding Rights. The Surviving Corporation and Parent shall be entitled, and shall be entitled to direct the Disbursing Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Disbursing Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Disbursing Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Disbursing Agent, and shall be paid, by the Surviving Corporation, Parent or Disbursing Agent, as applicable, to the appropriate Governmental Authority.

2.09     Company Stock Awards.

(a)        The Company shall (a) terminate all stock incentive plans, deferred compensation plans, any profit sharing plans, the Company Deferred Compensation Plan and any other similar plans set forth on Section 2.09 of the Disclosure Schedules hereto (collectively, the “Company Stock Plans”), immediately prior to the Effective Time without prejudice to the rights of the holders of options, restricted stock grants, restricted stock units, Exercisable In-The-Money Options, Restricted Stock, Deferred Stock or other similar equity awards or Rights thereunder (each, a “Company Stock Award”) awarded pursuant thereto, (b) following such termination no additional options or Company Stock Awards under the Company Stock Plans or other Rights that permit the receipt of shares of Company Common Stock pursuant thereto shall be granted under any Company Stock Plans, and (c) cause each Company Stock Award that is outstanding immediately prior to the consummation of the Merger to become fully vested and exercisable with all restrictions removed.

(b)        At the Effective Time, each then-outstanding and unexercised option, warrant, Company Stock Award or other similar Right to purchase Company Common Stock immediately prior to the Effective Time, including but not limited to any such Company Stock Awards with an exercise price per share that is less than the Common Per Share Merger Consideration (excluding any “Restricted Stock” or “Deferred Stock” collectively, “Exercisable In-The-Money Options”) shall be terminated in exchange for the right to receive, without interest and subject to any withholding of Taxes required by applicable Law, a cash amount equal to the product of (i) the number of shares of Company Common Stock issuable upon exercise of such Exercisable In-The-Money Options multiplied by (ii) the amount by which the Common Per Share Merger Consideration exceeds the per share exercise price of such Exercisable In-The-Money Option, payable in accordance with Section 2.08(e).  For the avoidance of doubt, at the Effective Time, each then-outstanding and unexercised option or warrant, Company Stock Award or other similar Right to purchase Company Common Stock immediately prior to the Effective Time with an exercise price per share that is equal to or greater than the Common Per Share Merger Consideration will be cancelled, shall cease to represent the right to purchase shares of Company Common Stock, and no consideration shall be delivered in exchange therefor.

(c)        Prior to the Effective Time, the Company shall take, and cause the Board or any committee administering the Company Stock Plans to adopt resolutions approving the taking of, all actions to provide that each Company Stock Award outstanding immediately prior to the Effective Time that constitutes a share of Restricted Stock or a share of Deferred Stock that is subject to vesting or other lapse restrictions (i) shall automatically vest and become free of such restrictions immediately prior to the Effective Time, (ii) shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist and (iii) shall be automatically converted into the right to receive the Common Per Share Merger Consideration, payable in accordance with Section 2.08(e).

(d)        Any amounts payable under Section 2.08(e) or this Section 2.09 shall be paid net of any applicable Tax withholdings payable by each holder of Company Stock Awards (to the extent such applicable Tax withholdings have not been previously withheld), which the Surviving Company or the Parent, as the case may be, shall promptly pay when due to the appropriate Governmental Authority for the account of each holder of Company Stock Awards. To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of any Company Stock Award with respect to the making of such payment under the Code or any applicable Law, the amounts so deducted and withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock Award in respect of which such deduction and withholding was made by the Surviving Corporation.

2.10     Dissenting Stockholders.

(a)        Each Dissenting Share shall not be converted into or represent a right to receive the applicable Common Per Share Merger Consideration under Section 2.07, and the holder thereof shall be entitled only to such rights as are granted by Chapters 92A.300 to 92A.500, inclusive, of the NRS.  The Company shall give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for payment pursuant to Chapter 92A.440 of the NRS and of withdrawals of such notice (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands, and consent to any settlement in connection therewith.  Any payments made in respect of Dissenting Shares shall be made by Parent and/or the Surviving Corporation.

(b)        If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise including via a finding by a court of competent jurisdiction) his or her right to dissent under Chapter 92A.440 of the NRS, each of such holder’s shares of Company Common Stock shall be converted solely into a right to receive the applicable Common Per Share Merger Consideration in accordance with the applicable provisions of this Agreement, in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.08, without interest and subject to any withholding of Taxes required by applicable Law, in accordance with this Agreement, the Common Per Share Merger Consideration.

(c)        At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto (except the right to receive the fair value of such shares in accordance with the applicable provisions of the NRS) including the right to vote his, her or its shares of Company Common Stock for any purpose or to receive payment of dividends or other distribution on his, her or its shares.

2.11     Certain Adjustments; Net Indebtedness.

(a)        Notwithstanding any provision of this Article II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of capital stock of the Company shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Common Per Share Merger Consideration (and any related amounts due to holders of Company Stock Awards) shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(b)        Not less than three (3) Business Days (on or before 6:00 p.m. (New York time) of that Business Day) prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”), certified by the Company’s Chief Financial Officer as the Company’s best good faith estimate, which shall be reasonably satisfactory to Parent, setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation, of the Closing Net Indebtedness determined as of 11:59 p.m. (New York time) five (5) Business Days prior to the Closing Date (the “Closing Net Indebtedness Determination Date”).  If the Closing Net Indebtedness as set forth in the Closing Statement is greater than $11,550,000 (the “Closing Net Indebtedness

Termination Amount”), then the Parent may terminate the Agreement by delivering written notice to the Company on or before 6:00 p.m. not later than two (2) Business Days following the Parent’s receipt of the Company’s Closing Statement (the “Closing Net Indebtedness Termination Notice”).  Alternatively, if the Parent disagrees with the Company’s calculation of the Closing Net Indebtedness, the Parent may on or before 6:00 p.m. (New York time) two (2) Business Days following the Parent’s receipt of the Company’s Closing Statement deliver written notice to the Company specifying in reasonable detail each item that the Parent disputes and the reasons supporting the Parent’s position (a “Dispute Notice”).  If the Parent fails to timely deliver a Closing Net Indebtedness Termination Notice or a Dispute Notice, the Company’s calculation of the Closing Net Indebtedness will be deemed accepted by the Parent and will be final, conclusive and binding on the Parties. For the avoidance of doubt, the Parent may solely deliver either a Closing Net Indebtedness Termination Notice or a Dispute Notice, but not both.  If within two (2) Business Days after the Company’s receipt of the Dispute Notice, the Company and Parent cannot in good faith resolve any disputed items with respect to the Closing Statement as set forth in the Dispute Notice, the Closing shall be adjourned for fifteen (15) days and the Parties shall engage an independent nationally recognized accounting firm (the “Independent Accounting Firm”) for resolution of the disputed items. Parent and Company will furnish, or cause to be furnished, to the Independent Accounting Firm such work papers, documentation and other reports and information relating to the disputed item(s) as the Independent Accounting Firm may reasonably request or as either the Parent or Company believe relevant, and each party shall be afforded the opportunity to discuss the disputed matter with the Independent Accounting Firm.  The Independent Accounting Firm will deliver to the Company and the Parent as promptly as practicable, and will be instructed to deliver no later than ten (10) days after its engagement, a written report setting forth such determination of the Closing Net Indebtedness. Such determination of the Independent Accounting Firm will be final, binding and conclusive upon Company and the Parent (absent fraud or manifest error) and the Company will promptly revise the Closing Statement to reflect such determination upon receipt of such report. Each Party shall share equally the fees, costs and expenses of the Independent Accounting Firm.

(c)        At the Closing,

(i)         in the event that the Closing Net Indebtedness (as finally agreed in accordance with Section 2.11(b)) is less than $11,025,000 (the “Closing Net Indebtedness Grace Amount”), there will be no adjustment to the Purchase Price.

(ii)        in the event that the Closing Net Indebtedness (as finally agreed in accordance with Section 2.11(b)) is greater than the Closing Net Indebtedness Grace Amount but less than Closing Net Indebtedness Termination Amount, then the Purchase Price shall be decreased, dollar for dollar, by an amount equal to the difference by which the Closing Net Indebtedness (as finally agreed in accordance with Section 2.11(b)) exceeds the Closing Net Indebtedness Grace Amount and is less than the Closing Net Indebtedness Termination Amount. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any decrease of the Purchase Price pursuant to this Section 2.11(c)(ii) be greater than $525,000.

2.12     Consideration Limitation.  Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the aggregate amount paid by Parent hereunder exceed $42,000,000, subject to appropriate adjustments for any Dissenting Shares.

ARTICLE III

CONDUCT OF BUSINESS PENDING THE MERGER

3.01     Agreements of the Company.  The Company covenants and agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed and except as may be required by applicable law, legal process, without the prior written consent of Parent (i) the Company shall, and shall cause each of the Subsidiaries of the Company to, conduct its business in the ordinary course consistent with past practices in all material respects, which shall include, without limitation, the payment by the Company of Company Expenses, (ii) the Company shall, and shall cause each of the Subsidiaries of the Company to, use reasonable best efforts to preserve intact in all material respects the Business including but not limited with respect to all Gaming Approvals, and (iii) the Company shall use reasonable best efforts to file or furnish all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act.  In addition to and without limiting the generality of the foregoing, the Company covenants and agrees that, between the date hereof and the Effective Time, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of the Subsidiaries of the Company to, except as otherwise contemplated by this Agreement:

(a)        enter into any new line of business;

(b)        (1) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long-term debt) or any Rights with respect to its capital stock or any other securities, or (2) permit any additional shares of its capital stock to become subject to new grants under Company Stock Plans or otherwise.

(c)        (1) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (whether in cash, stock, property or otherwise), or enter into any Contract relating to the declaration of any dividend or distribution with respect to its capital stock, other than dividends from its wholly owned Subsidiaries to it or another of its wholly-owned Subsidiaries, (2) directly or indirectly adjust, split, subdivide, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock, or (3) purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, any shares of capital stock or any Right related thereto or other ownership interests therein;

(d)        sell, transfer, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets (including the capital stock or other equity interests in any Subsidiary) or any interests therein (including securitizations), except for (i) Liens securing existing Indebtedness, (ii) pursuant to Contracts in force as of the date hereof, (iii) dispositions of obsolete or worthless assets (expressly excluding any real property) that are no longer useful in the conduct of the business of the Company, (iv) transfers among the Company and its Subsidiaries and (v) sales of inventory in the ordinary course of business;

(e)        acquire all or any portion of the assets, business, properties or shares of capital stock or other securities of any other Person (including by merger, consolidation, stock acquisition or otherwise);

(f)         amend or restate its Constituent Documents;

(g)        (1) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly-owned business organizations generally, (2) make any election relating to Taxes (including the change or revocation of any such election) or (3) amend any Tax Return;

(h)        fail to exercise any rights with respect to any Owned Real Property or with respect to the renewal of any Leased Real Property that by its terms would otherwise expire;

(i)         enter into, amend, modify or renew any employment, consulting, change in control or similar Contract, agreement or arrangement with any director or executive, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable Law or the terms of a Benefit Arrangement in existence as of the date of this Agreement or (2) the granting and payment of certain cash bonuses and equity awards to the employees, directors and officers of the Company as set forth on Section 3.01(i) of the Disclosure Schedule;

(j)         enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other Company Stock Awards or compensation or benefits payable thereunder, except as may be required by applicable Law, the terms of a Benefit Arrangement in existence as of the date hereof or as contemplated by this Agreement;

(k)        incur any Indebtedness for borrowed money (including pursuant to existing credit facilities and other arrangements in existence as of the date hereof), guarantee any Indebtedness of a third party, enter into any Contract having the economic effect of any of the foregoing, in any instance, in excess of $50,000 individually or $100,000 in the aggregate, other than the incurrence of Indebtedness under the Company’s outstanding line of credit for general business purposes;

(l)         grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiary to any of the directors, officers,

employees, consultants or independent contractors of the Company or any of its Subsidiaries, other than as required by Law;

(m)       pay, discharge, settle or satisfy any suit, action or Claim, other than settlements of any suit, action or Claim, or threatened suit, action or Claim, that (1) require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed $50,000 individually or $100,000 in the aggregate and (2) do not require any other actions or impose any other material restrictions on the Business;

(n)        issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of capital stock or other ownership interests, any other voting securities or any Right convertible into, exchangeable for, exercisable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof;

(o)        adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries;

(p)        amend or modify in any respect or terminate any Material Contract other than in accordance with its terms, or, enter into any Contract that (i) if entered into on or prior to the date hereof would constitute a Material Contract, or (ii) is not terminable upon sixty (60) days’ notice without penalty or premium;

(q)        enter into any agreement or, other than pursuant to agreements currently in effect described in the Regulatory Filings, engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (i) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (ii) has a direct or indirect financial interest, or (iii) directly or indirectly controls, is controlled by or is under common control with;

(r)         adopt or implement any stockholder rights plan or similar arrangement;

(s)        elect to be subject to any state Takeover Laws with respect to this Agreement, the Company or the Merger or the other Transactions contemplated hereunder;

(t)         (1) settle or compromise any Tax Claim, audit or assessment, (2) make or change any tax election, including an election under Section 965(h) of the Code, change any annual tax accounting period, adopt or change any method of tax accounting, (3) amend any tax returns or file claims for tax refunds, or (4) enter into any closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company or the Company’s Subsidiaries;

(u)        take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any Takeover Law that applies to the Company with respect to an Acquisition Proposal or otherwise, except for Parent, Purchaser or any of their respective Subsidiaries, or the transactions contemplated by this Agreement;

(v)        fail to use reasonable best efforts to maintain current insurance coverages, or fail to enforce the rights of the Company or any Subsidiary of the Company under any such existing coverage;

(w)       make any capital expenditure which is in excess of $100,000 individually or $250,000 in the aggregate, except as set forth on Section 3.01(w) of the Disclosure Schedules;

(x)        enter into any collective bargaining agreement or announce, implement or effect any reduction in labor force or lay-off; or

(y)        enter into any Contract with respect to, or otherwise agree or commit to do, directly or indirectly, any of the foregoing.

3.02     Agreements of Parent.  Parent agrees that, from the date hereof until the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), it will not, and will cause each of its Subsidiaries not to take, or omit to take, any action that would reasonably be expected to result (including entering into any Contract that would reasonably be expected to have the effect of resulting), in any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner, including enter into agreements with respect to any acquisitions, mergers, consolidations or business combinations which would reasonably be expected to have the legal or practical effect of materially delaying or preventing the consummation of the Merger or the other Transactions or the obtaining of any regulatory or other consent or approval, including any Gaming Approval, contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01     Disclosure Schedules.  The Company has delivered to Parent a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision of this Agreement or (b) as an exception to one or more representations or warranties contained in Section 4.02; provided, that the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by the Company that such item is material or was required to be disclosed therein. The Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the

Disclosure Schedule will qualify each other section and subsection in this Agreement to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other section and subsection. Information in the Disclosure Schedule under any particular schedule or section therein will be deemed disclosed with respect to all other schedules or sections therein and any representations, warranties or covenants therein of the Company where the applicability of such information to such other schedules or sections or representations, warranties or covenants is readily apparent, regardless of whether a cross-reference to the applicable section or schedule is actually made.

4.02     Representations and Warranties of the Company.  Except as disclosed in the Regulatory Filings, or as disclosed in the Disclosure Schedule, the Company hereby represents and warrants to Parent as of the date hereof and as of the Closing as follows:

(a)        Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its Business as now conducted.  It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of its Business requires it to be so qualified except for any such qualification which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.

(b)        Company Stock.  The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding and 8,879,011 shares of Company Common Stock were issued and outstanding.  As of the date of this Agreement, with respect to all outstanding Company Stock Awards, without duplication, (i) 665,000 shares of Company Common Stock are reserved for issuance upon exercise of all outstanding Company Stock Awards which constitute an option to purchase shares of Company Common Stock (at an average strike price of $3.43), (ii) 25,000 shares of Company Common Stock are classified as “Restricted Stock”, and (iii) 734,232 shares of Company Common Stock are classified as “Deferred Stock”. Other than with respect to the immediately preceding sentence and Company Stock Awards issuable pursuant to Section 3.01(i) of the Disclosure Schedule, there are no other Rights or Company Stock Awards outstanding with respect to the Company Common Stock or Company Preferred Stock or any of the capital stock of any Subsidiary of the Company.  The outstanding shares of Company Common Stock and the capital stock of the Company’s Significant Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights).  Except as set forth above in this Section 4.02(b) or Section 4.02(c) hereof, (i) there are no shares of Company Common Stock or Company Preferred Stock or shares of capital stock of any Significant Subsidiary of the Company reserved for issuance, and neither the Company nor any of its Significant Subsidiaries has any Rights outstanding with respect to the Company Common Stock, Company Preferred Stock or any capital stock of any of the Company’s

Significant Subsidiaries and neither the Company nor any of its Significant Subsidiaries has any commitment to (and is not party to any Contract obligating it to) authorize, issue or sell any shares of Company Common Stock, Company Preferred Stock, or share of capital stock of any of the Company’s Significant Subsidiaries or Rights with respect to any of the foregoing, and (ii) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company or any of its Significant Subsidiaries, (B) any securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Significant Subsidiaries, or (C) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from the Company or any of its Significant Subsidiaries, and no Contract, obligation, agreement or commitment of the Company or any of the Significant Subsidiaries of the Company to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of the Company or any of its Significant Subsidiaries, and there are not any outstanding Contracts relating to or obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any Contracts or agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company or any of the Subsidiaries of the Company.  Except as set forth above in this Section 4.02(b) or Section 4.02(c),  neither the Company nor any of its Significant Subsidiaries has any outstanding, and has never issued any, “restricted stock” or any “phantom stock” or stock appreciation rights. Neither the Company nor any of its Significant Subsidiaries has any commitment to redeem, repurchase or otherwise acquire any shares of capital. Section 4.02(b) of the Disclosure Schedule identifies in a reasonably accurate manner, with respect to each warrant or option to purchase shares of Company Common Stock that is outstanding: (i) the name of the holder of such warrant or option; (ii) the total number of shares of Company Common Stock that are subject to such warrant or option and the number of shares of Company Common Stock with respect to which such warrant or option is currently exercisable; (iii) the date on which such warrant or option was granted or issued and the term of such warrant or option; (iv) the vesting schedule for such warrant or option; (v) the exercise price per share of Company Common Stock purchasable under such warrant or option; and (vi) whether such option has been designated as an “incentive stock option” as defined in Section 422 of the Code.  There are no Rights or other outstanding warrants or options to purchase shares of Company Preferred Stock or any capital stock of the Company’s Significant Subsidiaries. Except as set forth on Schedule 4.02(b) of the Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company or any Significant Subsidiary of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock of the Company or other securities of the Company or any of its Significant  Subsidiaries having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of Company Common Stock and Company Preferred Stock and shares of capital stock of any Significant Subsidiary of the Company and all outstanding

Rights with respect to the foregoing have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws except for any such non-compliance which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement., and (ii) all requirements set forth in applicable Material Contracts.  Schedule 4.02(b) of the Disclosure Schedule identifies in a reasonably accurate manner each Material Contract relating to any securities of any of the Company or any of its Subsidiaries that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing. Except as set forth on Schedule 4.02(b) of the Disclosure Schedules, all dividends or other distributions on the shares of Company Common Stock and any dividends or other distributions on any securities of any of the Company’s Subsidiary which have been authorized and declared prior to the date hereof have been paid in full.  The Company does not have a “poison pill” or other similar stockholder rights plan. There are no change of control or other similar provisions that would require lender consent in connection with any Indebtedness of the Company or any of its Subsidiaries.

(c)        Significant Subsidiaries.

(1)        Except as Previously Disclosed, the Company (i) does not have any Significant Subsidiaries, (ii) does not directly or indirectly control or have any direct or indirect equity participation in any other business entity including the participation in any joint venture, and (iii) does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person. With respect to each Significant Subsidiary of the Company, Section 4.02(c) of the Disclosure Schedule sets forth the jurisdiction of incorporation or organization of such Significant Subsidiary and the owner of all of the issued and outstanding equity interests. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of the Constituent  Documents of each Significant Subsidiary of the Company as in effect on the date of this Agreement, and none of the Significant Subsidiaries of the Company is in violation of any of the provisions of any of their respective Constituent Documents except for any such violation which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.

(2)        (A)  The Company owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens (other than Permitted Liens), (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is, or may be, bound to sell or otherwise transfer any equity securities or any assets of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no Contracts, commitments, understandings or arrangements relating to the Company’s direct or indirect rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(3)        Each of the Significant Subsidiaries of the Company has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of Business requires it to be so qualified except for any such qualification which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.

(d)        Power.  The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on their respective businesses as they are now being conducted and to own all of its respective properties and assets; and it has all requisite corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and any other agreement delivered in connection herewith and to consummate the Transactions.

(e)        Authority.  The Company has duly authorized, executed and delivered this Agreement.  Subject only to receipt of the written consent of the holders of a majority of the Shares to approve the Merger in the form attached hereto as Exhibit A (the “Company Stockholder Consent”) and delivery of the Information Statement pursuant to Rule 14c-2 under the Exchange Act, this Agreement and the Transactions have been authorized by all necessary respective corporate action.  At a meeting duly called and held, the Company Board has (1) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the holders of Shares, (2) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the NRS, including Chapter 92A.120 thereof), and (3) recommended that the Merger and this Agreement be approved by the stockholders of the Company (the “Company Board Recommendation”); provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 5.05(b) shall not be deemed a breach of this Section 4.02(e).  This Agreement is a valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Company Stockholder Consent is the only vote or consent of the Company’s stockholders required to approve this Agreement, the Merger and the other Transactions under the NRS, or the Company’s Constituent Documents.

(f)         Regulatory Approvals; No Defaults.

(1)        No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) the filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods, required by U.S. federal or foreign Governmental Authorities, including Gaming Authorities set forth on Section 4.02(f)(A) of the Disclosure Schedule, (B) filing of notices, and expiration of the related waiting period, under each Applicable Antitrust Law set forth on Section 4.02(f)(B) of the Disclosure Schedule, (C)  filings as may be required by the Securities Act or the Exchange Act, (D) receipt of the Company Stockholder Consent, and (E) the filing of the Articles of Merger and the issuance of the Articles of Merger.

(2)        Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any Law, rule or regulation or any judgment, decree, order, governmental Permit or license, or agreement, Contract, indenture or instrument of the Company or any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound except for any such breach or violation which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement, (B) constitute a breach or violation of, or a default under, the Constituent Documents of the Company or any of its Significant Subsidiaries or (C) requires the Company or any of its Significant Subsidiaries to obtain the any consent or approval under any such Law, rule, regulation, judgment, decree, order, governmental Permit, license or Contract.

(g)        Financial Reports and Regulatory Filings; Material Adverse Effect.

(1)        Since December 31, 2014, the Company has timely filed with or furnished to the SEC registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC under the Exchange Act and the Securities Act.  All such Regulatory Filings as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects the financial position of it and its Subsidiaries on a consolidated basis as of the date of such statement in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and the absence of footnotes and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements. As of the date of this Agreement, to the Knowledge of the Company there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(2)        The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(3)        Since December 31, 2016, except for Liabilities (A) permitted or contemplated by this Agreement, (B) incurred in the ordinary course of business materially consistent with past practices, (C) that would not reasonably be expected to have a Material Adverse Effect on the Company, or (D) that are reflected on the Company’s balance sheet prepared in accordance with GAAP, the Company has not incurred any Liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with GAAP. The unaudited balance sheet of the Company dated as of September 30, 2017 contained in the Regulatory Filings is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet outside of the ordinary course of business materially consistent with past practices, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

(4)        Since December 31, 2016, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course materially consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transactions), and (B) no event has occurred or circumstance has arisen that has had or is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries.

(5)        Since December 31, 2016, (i) the Company, on a consolidated basis, has managed all cash and cash equivalents materially consistent with the Company’s past practices and there have been no changes in cash management practices, policies or procedures, (ii) the Company and its Subsidiaries have purchased inventory as necessary in the normal course of Business, and inventory purchasing patterns have been materially consistent with its past practices, (iii) the Company and its Subsidiaries has made all vendor, supplier, payroll and other similar payments materially consistent with the Company’s past practices and no such balances are greater than sixty (60) days old as of the date hereof nor will they be as of the Closing Date and (iv) neither the Company nor any of its Subsidiaries has (A) been delinquent on any payment of Indebtedness, or (B) voluntarily prepaid any Indebtedness.

(h)        Litigation.  As of the date hereof, (a) there is no suit, Action, investigation or proceeding pending or, to the Knowledge of the Company, threatened in writing against or materially affecting the Company or any of its Subsidiaries or otherwise materially affecting any of the Company’s properties or assets or the Business that if adversely decided would reasonably likely have a Material Adverse Effect on the Company, (b) nor is there any judgment, decree, injunction, rule or order of any Governmental Authority, including any Gaming Authority, or arbitration outstanding against the Company or any of its Subsidiaries, and (c) neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any judgment, Governmental Order, injunction, rule or decree of any Governmental Authority that would reasonably likely have a Material Adverse Effect on the Company.

(i)         Regulatory Matters.  The Company and its Subsidiaries are in compliance with all Gaming Approvals and Gaming Laws and have all Permits necessary to conduct its Business as presently conducted except for any such Permits which are not, individually or in the aggregate, material to the Company on a consolidated basis or do not prevent or materially delay the Company from performing its obligations under this Agreement. Neither the Company nor any of its Subsidiaries is subject to or has been advised by any Governmental Authority in writing that it is or is likely to become subject to, any Governmental Order, decree or similar agreement from or with any Governmental Authority charged with the regulation of, or enforcement of matters concerning, Persons in a business similar to that of the Business except for any such Governmental Order, decree or similar agreement from or with any Governmental Authority are not, individually or in the aggregate, material to the Company on a consolidated basis or do not prevent or materially delay the Company from performing its obligations under this Agreement.

(j)         Compliance with Laws.  The Company and each of its Subsidiaries since December 31, 2016:

(1)        Conducts, and since December 31, 2016 has conducted, its business in compliance with all applicable federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto (including Gaming Laws) or to the employees conducting such businesses except where the failure to comply would not individually or in the aggregate, have a Material Adverse Effect on the Company;

(2)        has all Permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, including Gaming Authorities except for any such Permits, licenses, authorizations, orders and approvals and/or filings, applications and registrations which are not, individually or in the aggregate, material to the Company on a consolidated basis or do not prevent or materially delay the Company from performing its obligations under this Agreement; all such Permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened and the Company and Subsidiaries have renewed (or prior to Closing will renew or will make application to renew) any and all such Permits that will or are expected to expire within twelve (12) months following the Closing if such renewals are allowed by Law and if any such applications for renewal are allowed to be submitted prior to the Closing in accordance with applicable Law; and

(3)        has not received, since December 31, 2016, written notification from any Governmental Authority, including any Gaming Authority (A) asserting that it or any of its Subsidiaries is not in material compliance with any of the Laws, statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening in writing to revoke any material license, franchise, Permit, governmental authorization, or Gaming Approval. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which the Company or any of its Subsidiaries is a party except for such defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, no event has occurred that would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any material Permit.

(4)        Except as set forth on Schedule 4.02(j),  the Company has not received any written or, to the Company’s Knowledge, oral notice or communication from a Governmental Authority asserting or alleging any violation or possible violation of applicable Law by the Company or any Subsidiary, except for any noncompliance or possible violation which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.

(5)        None of the Company, any Subsidiary or any of their respective directors, officers, agents or employees, nor, to the Company’s Knowledge, any other Person acting for or on behalf of the Company or any of its Subsidiaries (each of the foregoing, an “Acquired Company Representative”), has taken any action that would violate the U.S. Foreign Corrupt Practices Act (“FCPA”), or any other applicable anti-bribery or anticorruption Law or regulation from any other jurisdiction in which the Company and its Subsidiaries operate. Without limiting the foregoing, none of the Company and its Subsidiaries nor, to the Company’s Knowledge, any Acquired Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any official or representative of any Governmental Authority official or to any Person under circumstances where the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Acquired Company Representative knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any official or representative of any Governmental Authority, in each case for the purpose of (i) influencing any act or decision of such official or representative of any Governmental Authority in his or her official capacity; (ii) inducing such official or representative of any Governmental Authority to perform or omit to perform any activity related to his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such official or representative of any Governmental Authority to influence or affect any act or decision of any Governmental Authority or any enterprise owned or controlled by any Governmental Authority; in each case, in order to assist the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Acquired Company Representative in obtaining or retaining business for or with, or in directing business to, the Company or any Subsidiary or any other person. To the Company’s Knowledge, no Acquired Company Representative has (i) bribed another Person in the conduct of business for the Company or any of its Subsidiaries; or (ii) made, offered, promised, or authorized any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly, to any private commercial entity for the purpose of obtaining an improper business advantage.

(6)        The Company and its Subsidiaries have been in compliance with all applicable economic sanctions Laws and regulations at all times except for any noncompliance which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement. None of the Company nor any of its Subsidiaries nor any of their respective officers or directors is a person that is, to the Company’s Knowledge, the subject or target of economic sanctions,  including any sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including, but not limited to, the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List), the United States Department of Commerce’s Bureau of Industry and Security (including the designation as a Denied Person), the European Union, or any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S.

Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012, or the U.S. National Defense Authorization Act of 2013, all as amended, or any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any other applicable economic sanctions (collectively, “Sanctions”). Except as set forth on Section 4.02(j)(6) of the Disclosure Schedules, to the Knowledge of the Company, none of the Company nor any of its Subsidiaries is located, organized, or resident in, nor has the Company nor any of its Subsidiaries conducted any business with persons resident in, or the governments of Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine, which countries are, or whose governments are, the subject or target of Sanctions that broadly restrict or prohibit trade, investment, or other dealings with such countries, territories, or governments.

(k)        Material Contracts; Defaults.

(1)        Except as filed with SEC as part of the Regulatory Filings or as set forth on Schedule 4.02(k) of the Disclosure Schedules, as of the date hereof, neither the Company nor any of its Significant Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or is a Contract that the Company or such Significant Subsidiary otherwise deems material, (B) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete or engage in any line of business, or to develop, market or distribute any material products or material services, in each case, in any geographic territory, (C) that have an aggregate value, or involve payments by or to the Company or any of its Subsidiaries, of more than $500,000 in any twelve-month period, (D) that are material joint venture, partnership, teaming or other similar agreements (E) would result in any change of control or other similar payment in connection with the consummation of the transactions contemplated hereunder, or (F) that directly or indirectly relates to any Gaming Approvals (the Contracts referred to in this paragraph and the foregoing clauses (A) through (F) being referred to collectively as “Material Contracts”).

(2)        Neither the Company nor any of its Subsidiaries has received any written notice that it is in material default under any Material Contract,  and to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, on the other parties thereto, and, is in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally) except for such failures to be valid, binding and in full force and effect, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect  The Company and its Subsidiaries have provided or made available to Parent true and complete copies of all Material Contracts.

(l)         Taxes.  (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly filed or are subject to valid extensions or requests for extensions (and proper reserves have been made in connection therewith), (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full to the extent payment is required by Law, (3) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the proper Governmental Authority, to the extent due and payable, and (4) except as set forth in Schedule 4.02(l), no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the U.S. federal income taxes of the Company or its Subsidiaries.  The Company has either paid or made provision in accordance with GAAP, in the consolidated financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes of the Company and its Subsidiaries that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof.  No Liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries except for Permitted Liens.  Section 4.02(l) of the Disclosure Schedules lists the “accumulated post-1986 deferred foreign income”, as defined in Section 965(d) of the Code, of each Subsidiary that must be taken into account by the Company pursuant to Section 965(a) of the Code.

(m)       Employee Benefit Plans.

(1)        Except as set forth in Section 4.02(m)(1) of the Disclosure Schedules, all of the Benefit Arrangements of the Company are disclosed in the Regulatory Filings, other than those Benefit Arrangements that are not material.

(2)        All of the Benefit Arrangements of the Company, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the U.S. Internal Revenue Code of 1986 (the “Code”) and other applicable Laws, except for any noncompliance which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.  Each of the Benefit Arrangements of the Company which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the U.S. Internal Revenue Service, and to the Knowledge of the Company, there are no circumstances reasonably likely to result in revocation of any such favorable determination letter or which would result in material costs under the U.S. Internal Revenue Service’s Employee Plans Compliance Resolution System.

(3)        None of the Company, any of its Subsidiaries or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time within the last six (6) years.

(4)        All contributions required to be made under the terms of any of the Benefit Arrangements of the Company have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings.  None of its Pension Plans or any single-employer plan of any of the ERISA Affiliates of the Company has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver.  Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5)        Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement, other than for benefits required by applicable Law or the cost of which is borne by the participant.

(6)        Except as set forth on Section 4.02(m)(6) of the Disclosure Schedules, neither the execution of this Agreement by the Company, the consummation of the Transactions nor the Company Stockholder Consent will, either alone or in conjunction with another event (such as termination of employment), (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay or (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Arrangements of the Company.

(n)        Takeover Laws and Provisions. Assuming that the representations of the Parent and Purchaser in Section 4.03(b) are true and correct in all respects, the Company has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any applicable “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state, including the provisions of NRS 78.378 to 78.3793 and 78.411 to 78.444 (collectively, “Takeover Laws”).  It has taken all action required to be taken by it in order to make this Agreement and the Transactions comply with, and this Agreement and the Transactions do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(o)        Financial Advisors.  None of the Company or its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with this Agreement, the Company has retained Union Gaming Group, LLC as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

(p)        Sarbanes-Oxley Act.  The Company is in material compliance with the provisions of the Sarbanes-Oxley Act, including Section 404 thereof, and to the Knowledge of the Company, the certifications provided pursuant to Sections 302 and 906 thereof with each Regulatory Filing of the Company, at the time of filing or submission of each such certification, were accurate.

(q)        Labor Matters.  Neither the Company nor any of its Subsidiaries is a Party to, or is bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization except for any agreement which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its Knowledge, threatened, nor is it aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.  Other than as set forth on Section 4.02(q) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is party to any Contract with any person or has any obligation to pay (or following the Closing, will have any obligation to pay), any person, the types of payments described in clause (a)(ii) of the definition of “Company Expenses”.

(r)         Environmental Matters.  There are no Environmental Claim proceedings, Claims, Actions or investigations of any kind pending or, to the Knowledge of the Company, threatened in writing, against the Company or its Significant Subsidiaries in any court, agency or other Governmental Authority or in any arbitral body, arising under any Environmental Law; the Company and its Significant Subsidiaries have conducted their respective operations in compliance with their respective Environmental Permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws, except for any such non-compliance which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement;  all Permits required under Environmental Laws in connection with the Business and operations of the Company and its Subsidiaries are in full force and effect except for any such Permit which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement; there have been no Releases of Hazardous Substances or other conditions at any Owned Real Property or Leased Real Property that would require remediation under Environmental Laws; and, to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to result in any Liabilities under Environmental Law or common Law relating to the operations of the Company and its Significant

Subsidiaries as a result of (1) any material violation by the Company or its Significant Subsidiaries of any Environmental Law, or (2) the Release, storage, handling, treatment, transportation or disposal of any Hazardous Substance generated by the operations of the Company or its Significant Subsidiaries.  The Company holds and maintains in full force and effect all Permits required pursuant to Environmental Law for the ownership and operation of the Business or the occupation of the Owned Real Property or Leased Real Property except for any such Permit which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement, and is and has, since December 31, 2016, been in compliance with the terms and conditions thereof, and copies of all such Permits have been made available to the Purchaser.   The Company has made available to Parent copies of all material (to the extent in the possession of the Company) environmental reports, studies, analyses, audits, site assessments and risk assessments, tests or monitoring relating to the environmental condition of the Owned Real Property,  Leased Real Property and any properties formerly owned, leased, operated, or used by the Company and material compliance of the Company with Environmental Laws, including Environmental Permits, in each case to the extent in the possession of or reasonably available to the Company.

(s)        Governmental Authorizations.  Section 4.02(s)(1) of the Disclosure Schedules identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified or required to be identified in Section 4.02(s)(1) of the Disclosure Schedules.  The Governmental Authorizations identified in Section 4.02(s)(1) of the Disclosure Schedules are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and its Significant Subsidiaries to conduct their businesses in the manner in which its business is currently being conducted except for where the failure to have such Governmental Authorizations would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company is, and at all times since December 31, 2016 has been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 4.02(s)(2) of the Disclosure Schedules except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Since December 31, 2016, the Company has not received any notice from a Governmental Authority regarding (a) any actual violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any possible or actual revocation, withdrawal, suspension, cancellation, termination or modification of a Governmental Authorization.

(t)         Intellectual Property

(1)        Section 4.02(t)(1) of the Disclosure Schedules sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property and (ii) all Company IP Agreements, other than commercially available, off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses.

(2)        The Company is the exclusive owner or licensee of the entire right, title and interest in and to all Company Intellectual Property owned or purported to be owned or exclusively licensed by the Company, and has a valid license to use the Licensed Intellectual Property in connection with the Business.  The Company is, and immediately following the Closing Date will be, entitled to use all Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of the Company IP Agreements disclosed in Schedule 4.02(t)(2).  The Company Intellectual Property and, to the Knowledge of the Company, the Licensed Intellectual Property exclusively licensed to the Company are subsisting, valid and enforceable, and, to the Knowledge of the Company, there are no facts or circumstances that would form the grounds or basis of any challenge to the validity or enforceability of any Company Intellectual Property and, to the Knowledge of the Company, the Licensed Intellectual Property.  The Company Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in, material to or otherwise necessary for the Business as it is currently conducted and currently proposed to be conducted by the Company.

(3)        Except as set forth in Schedule 4.02(t)(3):  to the Knowledge of the Company (i) the conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, (ii) no Action alleging any of the foregoing are pending, and (iii) no Claim has been threatened in writing or asserted in writing against the Company alleging any of the foregoing.  To the Knowledge of the Company, no third party is engaging in any activity that infringes the Company Intellectual Property.

(4)        No Company Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(5)        The Company has taken reasonable precautions (i) to protect its rights in the Company Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property that it intends to maintain as confidential, and, to the Knowledge of the Company, there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, and employees of the Company the result of which would be to compromise the rights of the Company to apply for or enforce appropriate legal protection of any Company Intellectual Property.

(6)        Except as set forth in Schedule 4.02(t): (i) no funding, facilities or personnel of a Governmental Authority or any university, college, research institute or other educational institution (other than refundable tax credits) have been or are being used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property; and (ii) to the Knowledge of the Company, no employee, contractor or other Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property performed services for a Governmental Authority, university, college, research institute or other educational institution during a period of time during which such employee, contractor or other Person was also performing services for the Company.

(u)        Real Property

(1)        Section 4.02(u)(1) of the Disclosure Schedules lists the street address of each parcel of real property owned (the “Owned Real Property”) by the Company or its Significant Subsidiaries.

(2)        Section 4.02(u)(2) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  Except as described in Section 4.02(u)(2) of the Disclosure Schedules, (a) Parent has been provided copies of the leases in effect at the date hereof relating to the Leased Real Property and (b) there has not been any sublease or assignment entered into by the Company in respect of the leases relating to the Leased Real Property.

(3)        Company or its Significant Subsidiaries own fee simple title to the Owned Real Property listed as owned by Company or such subsidiary on Section 4.02(u)(1), free and clear of all Liens (other than Permitted Liens).  There are no leases or other rights to use or occupy any Owned Real Property or any portion thereof, except for leases and licenses to third parties who provide services to the Company’s customers on the Owned Real Property, copies of which have been provided to Purchaser prior to the date hereof, and each of which are in full force and effect in accordance with their terms.

(4)        The Leased Real Property described on Section 4.02(u)(2) constitute all of the leasehold estates under which the Company or its Significant Subsidiaries is a lessee (or sublessee) of any real property.  All rental and other payments currently due and payable by the Company or its Subsidiaries for each of the Leased Real Property have been paid in full to the extent due under such leases.  Neither Company nor any of its Significant Subsidiaries has assigned all or any part of any Leased Real Property nor sublet, licensed or allowed any other Person to possess any portion of the Leased Real Property, except as may otherwise be disclosed on Section 4.02(u) of the Disclosure Schedule.

(5)        There are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or liens (other than Permitted Encumbrances) which encumber any of the Owned Real Property or any property or improvements relating thereto.  The Company’s use of the Owned Real Property and Leased Real Property does not violate any recorded or unrecorded prohibited or exclusive use rights or privileges in favor of any Person except for any such violation which is not, individually or in the aggregate, material to the

Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.  There are no brokerage commissions or finder's fees due from Company or its subsidiaries and unpaid with regard to any of the Owned Real Property or Leased Real Property, or which will become due from Company or its subsidiaries at any time in the future with regard to any Owned Real Property or Leased Real Property.

(6)        As of the date hereof, the Company and its Subsidiaries have not received any written notice from a Governmental Authority that any of the structures or buildings located on any Owned Real Property or Leased Real Property is in violation of any building, zoning, anti-pollution, health, disability access, occupational safety or other Law, and, to the Knowledge of the Company, none of these properties, structures or buildings encroaches on any other property, except as may otherwise be disclosed on Schedule 4.02(u).  Each Owned Real Property and Leased Real Property has permanent open and public access and rights of ingress and egress to and from  a public street or other right-of-way.  No utility easement or right of way which services any portion of the Owned Real Property or Leased Real Property may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.  Each Owned Real Property and Leased Real Property is serviced by all necessary utilities and/or municipal services required for the ownership and operation of the Owned Real Property or Leased Real Property subject to payment of normal and customary user fees and assessments in connection therewith and there are no recapture or other agreements providing for the termination of any such utility or municipal services applicable to the Owned Real Property and Leased Real Property.

(7)        No condemnation or taking proceeding is pending or to the Knowledge of the Company threatened in writing by a Governmental Authority against all or any material portion of any Owned Real Property.

(8)        As of the date hereof, the Company and its Subsidiaries has not received any written notice from a Governmental Authority (i) to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to the Owned Real Property, (ii) revoking or terminating any  operating permit or license with respect to any of the Owned Real Property, (iii) regarding any violation of any utility, access or other easement, right or license with respect to the ownership or operation of any of the Owned Real Property, or (iv) regarding any special assessments or special taxes pending or assessed against any of the Owned Real Property and Leased Real Property relating to anticipated public improvements or public improvements theretofore completed that are not reflected on the bills or invoices for taxes.

(v)        Assets. The Company or its Significant Subsidiaries have good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all the Company’s material consolidated properties and assets, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.02(v)

of the Disclosure Schedules, the material machinery, equipment and other material tangible assets that the Company and its Significant Subsidiaries own are free from material defects that affect their functionality, have been maintained in accordance with customary industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are used (subject to normal wear and tear).

(w)       Related Party Transactions. No officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director: (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or the Business; provided,  however, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer; (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that the Company uses in the conduct of the Business or otherwise; or (iii) has outstanding any Indebtedness to the Company other than pursuant to Company Benefit Arrangements. The Company has no Liability or other obligation of any nature whatsoever to any officer, director (other than pursuant to Company Benefit Arrangements) or stockholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder. Except as set forth in the Regulatory Filings, no agreements, arrangements or understandings between the Company or any Subsidiary (or binding on any of its or their respective properties or assets), on the one hand, and any Affiliate (including any officer or director or employee of the Company or any Subsidiary of the Company) thereof, on the other hand (other than those exclusively among the Company and the Company’s Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(x)        Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance covering the Company, its material properties assets and the Business as set forth on Section 4.02(x) of the Disclosure Schedules.  All such policies are in full force and effect and to the Knowledge of the Company no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  There are no unpaid material claims pending under any of such insurance policies. All premiums due and payable by the Company or any of its Subsidiaries under each such policy have been paid.

(y)        Opinion of Financial Advisor. The Company Board has received the opinion of Union Gaming Securities LLC, dated on or prior to the date hereof, to the effect that, as of such date and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Common Per Share Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement was fair, from a financial point of view, to such holders.

(z)        Information Statement.  Subject to the accuracy of the representations of Parent in Section 4.03(h):

(1)        The written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Company Stockholder Consent, the Merger and the other transactions contemplated by this Agreement (including any information of filings incorporated therein by reference, the “Information Statement”) shall not, at the date that the Information Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication to the Company’s stockholders with respect to the Company Stockholder Consent, the Merger and the other transactions contemplated by this Agreement which shall have become false or misleading.

(2)        Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s Representatives for inclusion in the Information Statement.

(3)        The Information Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

4.03     Representations and Warranties of Parent and Purchaser.  Parent and Purchaser hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing, as follows:

(a)        Organization and Standing.  Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of the United Kingdom and the State of Nevada, respectively.  Each of Parent and Purchaser are duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)        Power.  (A) Parent and Purchaser each have the corporate power and authority to (i) carry on its respective business as it is now being conducted and to own its respective properties and assets, and (ii) to execute, deliver and perform its respective obligations under this Agreement and to consummate the Transactions; and (B) neither the Parent nor the Purchaser was, during the past two years, an “Interested Stockholder” of the Company as defined under NRS 78.423 et seq.

(c)        Authority.  Parent and Purchaser have each duly authorized, executed and delivered this Agreement, and this Agreement and the Transactions have been authorized by all other necessary corporate actions of Parent and Purchaser, including the necessary approval of Parent as the sole stockholder of Purchaser.  This Agreement is the valid and legally binding obligation of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d)        Funds.  Assuming (i) that the representations of the Company contained in this Agreement are true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications or any Knowledge qualifications), (ii) the satisfaction of the conditions in Section 6.01 and Section 6.03, and (iii) any estimates, projections, or forecasts prepared by or on behalf of the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be true and correct, to the knowledge of Parent, at and immediately after the Closing Date, and after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and its Subsidiaries, taken as a whole, will have adequate capital to carry on their respective businesses.

(e)        Regulatory Approvals; No Defaults.

(1)        No consents or approvals of, or filings or registrations with, any Governmental Authority, including Gaming Authorities or with any third party and/or filing of notices by the Parent and the Purchaser under any Applicable Antitrust Law are required to be made or obtained by Parent or Purchaser in connection with the execution, delivery or performance by Parent and Purchaser of this Agreement or to consummate the Merger, except for the filing of the Articles of Merger and the issuance of the Articles of Merger.

(2)        To the Knowledge of Purchaser, no fact or circumstance exists, including any possible other transaction pending or under consideration by Purchaser or any of its Affiliates, that (A) would reasonably be expected to prevent or delay, in any material respect, the filings, approvals, clearances, authorizations or expiration of any applicable waiting period required under any Applicable Antitrust Law or (B) would cause a Governmental Authority (including a Gaming Authority) to seek to decline to grant any Gaming Approval, or prohibit or materially delay consummation of the Merger.

(3)        Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the respective Constituent Documents of Parent and Purchaser or (B) require any consent or approval under any such Law, rule, regulation, judgment, decree, order, governmental Permit or license, agreement, indenture or instrument.

(f)         Financial Advisors.  Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

(g)        Knowledge Regarding Representations; Satisfaction of Conditions; No Additional Representations.

(1)        The Parent and the Purchaser are fully familiar with any and all Gaming Laws applicable to them and their respective businesses as currently conducted and proposed to be conducted (excluding, for the avoidance of doubt, the Business and operations of the Company from and after the Closing).

(2)        As of the date hereof, neither Parent nor Purchaser has Knowledge of any reason why the conditions set forth in Article VI hereof would not be timely satisfied.

(3)        Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries.  Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Section 4.02 hereof, and other than in the case of Fraud, neither the Company nor any other Person shall have or be subject to any liability to Parent, Purchaser or any other Person resulting from any due diligence materials, information or documents made available to Parent, including materials in the “data room,” oral management presentations (formal or informal) and financial projections and forecasts relating to the Company or its Subsidiaries.

(h)        Information Statement.  Subject to the accuracy of the representations of the Company in Section 4.02(z):

(1)        The information supplied by Parent for inclusion in the Information Statement shall not, at the date the Information Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the Company Stockholder Consent, the Merger and the other transactions contemplated by this Agreement which shall have become false or misleading.

(2)        Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Information Statement.

ARTICLE V

COVENANTS

5.01     Further Action.  Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company will each use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including any Applicable Antitrust Law and/or applicable Gaming Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the Transactions, and each will cooperate fully with, and furnish information to, the other Party to that end; provided, that if any objections are asserted with respect to the Transactions under any Applicable Antitrust Law and/or applicable Gaming Laws, or if any suit is threatened to be instituted, by any Governmental Authority or any private party challenging any of the Transactions or otherwise brought under any Applicable Antitrust Law and/or Gaming Laws that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, the Company, Purchaser and Parent  each agree to use reasonable best efforts to resolve any objections as may be asserted under such Applicable Antitrust Law and/or Gaming Laws with respect to the Merger.

5.02     Company Stockholder Consent.  Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at a meeting of the stockholders (in the form attached hereto as Exhibit A) to obtain the Company Stockholder Consent.  As soon as practicable upon receipt of the duly executed and delivered Company Stockholder Consent, the Company will provide Parent with a copy of such Company Stockholder Consent, certified as true and complete by an executive officer of the Company.

5.03     Information Statement.

(a)        As promptly as practicable after receipt of the duly executed and delivered Company Stockholder Consent, the Company shall file the Information Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Information Statement cleared by the SEC promptly.  The Company shall provide Parent and its counsel a reasonable opportunity to review and comment upon the Information Statement prior to the filing with the SEC.  In addition, the Company shall provide Parent and its counsel a written copy of any comments the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement promptly after receipt of such comments and with copies of any written responses to such comments and telephonic notification of any verbal responses to such comments by the Company or its counsel.  The Company agrees to consult with Parent and Purchaser prior to responding to SEC comments with respect to the Information Statement. Each of Parent, Purchaser and the Company agree to correct any information provided by it for use in the

Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use reasonable best efforts to ensure that the Information Statement (i) will not on the date it is first mailed to stockholders of the Company and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)        Each of the Company and Parent shall use their reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two (2) Business Days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (iii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iv) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement.

5.04     Press Releases.  Parent and the Company will consult with each other before issuing any press release with respect to the Merger or this Agreement and will not issue any such press release without the prior written consent of the other Party, which will not be unreasonably withheld, delayed or conditioned; provided, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release or a public statement or file any required documents with the SEC or as may be required by applicable Law or securities exchange rules.  Parent and the Company will use commercially reasonable efforts to cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party.

5.05     Access; Information.

(a)        From and after the date hereof until the Effective Tine, Company agrees that upon reasonable notice it will (and will cause its Subsidiaries and its and its Subsidiaries’ Representatives to) afford Parent, and Parent’s Representatives and accountants, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors) and properties and to such other information as Parent may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company.  All requests for such access shall be made exclusively to Representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.  Neither

Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of the Company in connection with the Transactions, whether in Person or by telephone, mail or other means of communication, without the specific prior authorization of such Representatives of the Company as the Company may designate.  The Company will not be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any Contract with any third party or violate any Law or regulation, including Gaming Laws.  The parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)        Each Party will treat any information provided in connection with this Agreement or the Transactions as “Evaluation Material” in accordance with the Confidentiality Agreement.

5.06     No Solicitation.

(a)        On the date hereof, the Company shall, and shall instruct and cause its Subsidiaries and each of their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and deliver written notice to each such Person to the effect that the Company is immediately terminating all activities, discussions and negotiations with such Person (and its agents or advisors) with respect to any Acquisition Proposal. Such notice shall request that such Person promptly return or destroy (and confirm compliance therewith), and the Company shall use its reasonable best efforts to cause any such Person (and its agents or advisors) to promptly return or destroy, all non-public information in respect of the Company or any of its Subsidiaries or the Business that was furnished by or on behalf of the Company and its Subsidiaries. The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or take any action to facilitate or encourage the submission of any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Acquisition Proposal, (ii) enter into or conduct or engage in any discussions or negotiations with, or provide or disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the Business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Person that the Company or its Subsidiaries or any of their respective Representatives has reason to believe is considering or seeking to make, or has made, or in any way in furtherance of, any Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state

Takeover Law that applies to the Company with respect to an Acquisition Proposal or otherwise, except for Parent, Purchaser or any of their respective Subsidiaries, or the transactions contemplated hereby, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action.

(b)        Notwithstanding Section 5.06(a), prior to the receipt of the Company Stockholder Consent, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.06(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to Parent); provided, that the Company shall promptly provide to Parent and Purchaser any non-public information that is provided to any such Person which has not previously been provided to Parent and Purchaser.

(c)        The Company Board shall not take any of the actions referred to in Section 5.05(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, its Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the Business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current and prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with a list of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d)        Except as set forth in this Section 5.06(d), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Acquisition Proposal or Superior Proposal, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, (iii) make any public statement inconsistent with the Company Board Recommendation, (iv) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (v) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Consent, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement with respect to an Acquisition Proposal only if the board of directors of the Company has determined in in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law, and (ii) that such Acquisition Proposal constitutes a Superior Proposal; provided,  however, that prior to taking such action, (A) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (1) state expressly that the Company has received an Acquisition Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis), the identity of the third party making such Superior Proposal, and a copy of any financing commitments relating thereto; (B) the Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Day remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement; and provided,  further, that the Company has complied with its obligations under this Section 5.06.

(e)        Nothing contained in this Section 5.06 shall prohibit the Company, after the receipt of advice from outside legal counsel that failure to disclose such position would constitute a violation of applicable Law, from (i) disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 5.06(e)  that does not contain either an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Board Recommendation.

5.07     Takeover Laws and Provisions.  No Party will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  No Party will take any action that would cause the Transactions not to comply with any Takeover Provisions and each of them will take all reasonable steps within its control to make such Transactions comply with (or continue to comply with) the Takeover Provisions. If any Takeover Law may become, or may purport to be, applicable to the Transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.08     Regulatory Applications.

(a)        Parent and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and, subject to Section 5.01, to obtain all material Permits, consents, approvals and authorizations of all third parties and Governmental Authorities (including Gaming Authorities) necessary to consummate the Transactions (the “Requisite Approvals”) as promptly as practicable, and will make all necessary filings in respect of those Requisite Approvals as soon as practicable.  Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Approvals.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each Party agrees that it will consult with the other Party with respect to obtaining all Requisite Approvals and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions.

(b)        Parent and the Company will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its

Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions and to the extent permitted by the applicable Governmental Authority or any Person objecting to the Transactions, give the other Party the opportunity to attend and participate in any meetings and conferences with such Governmental Authority or Person objecting to the Transactions.

5.09     Indemnification.

(a)        The Constituent Documents of the Surviving Corporation as at the Effective Time shall contain the provisions with respect to indemnification, advancement of expenses, and exculpation of present and former officers, directors and employees (the “Indemnified Parties” and each an “Indemnified Party”) as presently set forth in the Company’s Constituent Documents (collectively, “Indemnification Provisions”).  The Indemnification Provisions of the Constituent Documents of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period ending on the claims period of the Run-Off Policy (the “D&O Coverage Expiration Date”) in any manner that would adversely affect the rights thereunder of any individual who at the date hereof, or at the Effective Time was a present or former director, officer or employee of the Company or any of its Subsidiaries.  Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.09(a) in accordance with their terms until the Coverage Expiration Date.

(b)        Without limiting Section 5.09(a) or any additional rights that an employee, officer or director may have under any agreement or Benefit Arrangement, following the Effective Time and for a period ending on the D&O Coverage Expiration Date, the Surviving Corporation will indemnify, defend and hold harmless each Indemnified Party against all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any Claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or claimed prior to, at or after the Effective Time, arising out of actions or omissions before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), to the fullest extent permitted under the Constituent Documents.

(c)        On or prior to the Closing (and as a condition thereto), the Company shall purchase “run-off” insurance policies for directors’ and officers’ liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage providing such coverages that  are no less favorable than the policies maintained by the Company as of the date hereof, with a claims period of at least three (3) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to all such coverage in an amount and scope least as favorable as the Company’s existing policies (the “Run-Off Policy”).  Prior to the Effective Time, the Company shall obtain and fully pay for the Run-Off Policy.  Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 5.09(c) of the Company Disclosure Schedule for a period beginning on the Effective Time and ending on the D&O Coverage Expiration Date.

(d)        Any Indemnified Party wishing to claim indemnification under Section 5.09, upon learning of any Claim, Action, suit, proceeding or investigation described above, will promptly notify Parent prior to the D&O Coverage Expiration Date; provided, that failure so to notify will not affect the obligations of Parent under Section 5.09 unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(e)        Notwithstanding anything herein to the contrary, if any Claim, Action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any of the Indemnified Parties covered by directors’ and officers’ liability insurance, on or prior to the D&O Coverage Expiration Date, the provisions of this Section 5.09 shall continue in effect until the final disposition of such Claim, Action, suit, proceeding or investigation to the extent provided for in the Surviving Corporation’s Constituent Documents and/or the Run-Off Policy.

(f)         In the event that prior to the Closing the carriers do not make the Run-Off Policy available to the Company for any reason the Parent shall use reasonable best efforts to cause the Surviving Corporation to obtain and fully pay for “tail” insurance policies with a claims period of at least three (3) years from the Effective Time from the Company’s current insurance carriers or from an insurance carrier with the substantially same or better credit rating as the Company’s current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at  or prior to the Effective Time. Notwithstanding anything herein to the contrary, none of Parent, the Surviving Corporation or the Company shall or shall be obligated to make annual premium payments for such Run-Off Policy or “tail” policy or, in the alternative, annual renewals of existing or comparable coverages, which exceed 200% of the most recent annual premium paid by the Company for such coverage prior to the date of this Agreement. If such Run-Off Policy, “tail” policy or such other coverages cannot be obtained at all, or can only be obtained at cost in excess of such maximum premium, then the Company or the Surviving Corporation, as applicable, shall obtain the most advantageous insurance obtainable for an aggregate premium equal to the maximum premium.   In the event that  prior to the Closing, the Company does not obtain the Run-Off Policy, the cost of any alternative “tail” insurance policies and/or insurance policy required to be obtained by the Surviving Corporation in lieu of the Run-Off Policy pursuant to this Section 5.09(f) shall be a negative Adjustment to the Purchase Price at the Closing in an amount equal to 200% of the most recent annual premium paid by the Company for such coverage prior to the date of this Agreement.

(g)     If Surviving Corporation or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each case, Surviving Corporation will, as a condition precedent to the consummation of any such transaction, cause proper provision to be made so that the successors and assigns of Surviving Corporation will, by specificity, assume the obligations set forth in this Section 5.09.

(h)        The provisions of this Section 5.09 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an indemnified officer or director is entitled, whether pursuant to law, contract or otherwise.

5.10     Employee Matters.

(a)        For a period of one (1) year immediately following the Closing Date, the Surviving Corporation shall use reasonable efforts to provide employees of the Company and its Subsidiaries, as applicable, who continue to be employed (at the sole election of the Parent or Surviving Corporation) by the Surviving Corporation and its Subsidiaries, as applicable, after the Closing Date (the “Company Employees”) with employee benefits and compensation plans, programs, arrangements (including (i) base salaries and severance arrangements comparable, in the aggregate, as in effect on the Closing Date or as provided by Parent or its Affiliates to their employees who are similarly situated to the Company Employees and (ii) employee benefit plans and programs that are comparable, in the aggregate and in all material respects, with the employee benefit plans and programs provided by the Company to Company Employees prior to the Closing Date or by Parent or its Affiliates to their employees who are similarly situated to Company Employees. Nothing provided in this Section 5.10(a) shall prevent Parent from terminating any employee subject to applicable severance obligations or agreements or Benefit Arrangements in accordance with their terms.

(b)        The Surviving Corporation shall use reasonable best efforts to recognize the service of Company Employees with the Company prior to the Closing Date as service with the Surviving Corporation and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings plan and welfare benefit plans and policies (including vacations and leave policies) maintained by the Surviving Corporation which are made available following the Closing Date by the Surviving Corporation to Company Employees for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals). Nothing contained herein shall be construed as requiring Parent or its Affiliates (including the Surviving Corporation from and after the Closing) to continue any specific plans or to continue the employment of any Company Employee.

(c)        Parent acknowledges that consummation of the Merger shall constitute a “change in control” or “change of control” within the meaning of the Contracts set forth in Schedule 5.10(c)(i) including any Benefit Arrangement set forth thereon to the extent that such Benefit Arrangement includes that or any similar term.  Parent and the Company shall assume, honor, or cause to be honored, in accordance with their terms, all vested or accrued Benefit Arrangements and contractual rights of (which shall include but not be limited to, the severance and/or change in control agreements set forth on Schedule 5.10(c)(ii)), Company Employees, including any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

5.11     Notification of Certain Matters.  Parent and the Company will give prompt notice to the other of any fact, event or circumstance known to it that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that would be reasonably likely to cause a condition in Article VI not to be capable of being satisfied by the Termination Date.

5.12     Stockholder Litigation.  The Company shall (a) promptly advise Parent of any proceedings commenced after the date hereof against the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacities as such) by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Stockholder Litigation”), (b) keep Parent reasonably informed regarding any such Stockholder Litigation, (c) give Parent a reasonable opportunity, at Parent’s sole cost and expense, to participate in any such Stockholder Litigation and to consult with the Company and its legal counsel regarding the defense or settlement thereof subject to advice of counsel that such participation will not materially adversely affect the Company’s attorney-client privilege, and (d) not settle any such Stockholder Litigation without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

5.13     Confirmation of Capitalization.  On the Business Day immediately prior to the Closing Date, the Company shall deliver to Parent a certificate executed by an executive officer of the Company (the “Company Share Statement”) setting forth, as of the Closing Date, true and accurate calculations of (i) the outstanding shares of Company Common Stock and Company Preferred Stock; (ii) the outstanding Company stock options, segregated as to Exercisable In-the-Money Options and out-of-the-money options; and (iii) the outstanding shares of Company Common Stock issuable in accordance with clause “D” of the definition of “Common Per Share Merger Consideration”. Parent and Purchaser shall be entitled to rely exclusively, without independent verification or investigation, upon the figures set forth in the Company Share Statement and the underlying calculations in connection with the transactions contemplated hereby. For the avoidance of doubt, other than with respect to any issuances made in compliance with Section 3.01, the Company covenants and agrees that the information contained in the Company Share Statement shall match the disclosure made in connection with Section 4.02(b), except for de minimus variations.

5.14     Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock and Company Preferred Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE VI

CONDITIONS TO THE MERGER; CLOSING DELIVERABLES

6.01     Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to consummate the Merger is subject to the fulfillment or written waiver by the Parties at or prior to the Closing of each of the following conditions:

(a)        Company Stockholder Consent.  The Company and Parent shall have received duly executed copies of the Company Stockholder Consent.

(b)        Applicable Antitrust Law.  Any applicable waiting period under any Applicable Antitrust Law shall have expired or been terminated.

(c)        No Injunctions or Restraints.  No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority having jurisdiction over the Parties hereto (collectively, “Restraints”) shall be in effect, whether temporary, preliminary or permanent, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(d)        Governmental Consents.  All consents, approvals and other authorizations of any Governmental Authority set forth in Schedule 6.01(d) of the Disclosure Schedules (excluding, for the avoidance of doubt, SEC clearance of the definitive form of the Information Statement) and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Articles of Merger) shall have been obtained free of any condition that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on Parent's and Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.02     Conditions to the Company’s Obligation. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company at or prior to the Closing of each of the following conditions:

(a)        Parent and Purchaser’s Representations and Warranties. The representations and warranties of Parent and Purchaser in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made on and as of such date except (i) to the extent any such representation or warranty is made as of a time other than the Closing Date, such representation or warranty need only be true and correct at and as of such time, and (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualification or limitation) would not have a material adverse effect on Parent’s or Purchaser’s ability to consummate the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of Parent and Purchaser by an officer of Parent and Purchaser to such effect.

(b)        Performance of Parent and Purchaser’s Obligations.  The covenants and agreements contained in this Agreement to be complied with by Parent or Purchaser on or before the Closing shall have been complied with in all material respects, and the Company shall have received a certificate signed on behalf of Parent and Purchaser by an officer of Parent and Purchaser to such effect.

(c)        Deliverables. All of the deliverables required pursuant to Section 6.05 shall have been satisfied.

(d)        Consents.  Parent and the Purchaser shall have received all consents, approvals and other authorizations of any Governmental Authority and all third-party consents required to consummate the Merger and the other transactions contemplated by this Agreement as set forth in Schedule 6.02(d).

6.03     Conditions to Parent and Purchaser’s Obligation.  Parent and Purchaser’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and Purchaser, on or prior to the Closing of each of the following conditions:

(a)        Company’s Representations and Warranties.  (i) The representations and warranties of the Company in this Agreement (other than the representations or warranties in Section 4.02(b)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date except (A) to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct only as of such time and (B) where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or limitation) would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated hereby or on the Company, (ii) the representations and warranties contained in Section 4.02(b) shall be true and correct in all respects and (iii) the Parent shall have received a certificate signed on behalf of the Company by an officer of Company to such effect.

(b)        Performance of the Company’s Obligations.  The covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects, and the Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c)        No Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred at any time after the date of this Agreement, and the Parent shall have received a certificate signed on behalf of the Company by an officer of Company to such effect.

(d)        Deliverables.  All of the deliverables required pursuant to Section 6.06 shall have been satisfied.

(e)        Gaming Approvals. All applicable Gaming Approvals required as of the date hereof with respect to the Company and its Subsidiaries as set forth on Section 6.03(e) of the Disclosure Schedule shall be in full force and effect as of the Closing.

(f)         Indebtedness Consents. Parent shall have received consents executed by the lenders and other financing sources set forth on Schedule 6.03(f) of the Disclosure Schedule providing any requisite consents, approvals or waivers, as applicable, relating to all of the Indebtedness of the Company and its Subsidiaries, in each instance, as are required to permit the consummation of the Merger and the assumption of such Indebtedness at the Effective Time on substantially the same terms and conditions as currently in effect (the “Indebtedness Consents”).

(g)        Consents. The Company shall have received all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates set forth in Schedule 6.03(g) of the Disclosure Schedule.

(h)        Periodic Reports. Prior to the Effective Time, the Company shall file with or furnish to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act.

(i)         Information Statement. The definitive Information Statement shall have been mailed to the Company’s stockholders in accordance with Section 5.03 at least 20 days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

6.04     Frustration of Closing Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 6.01,  Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach, including such Party’s failure to use the standard of efforts required from such party to consummate the Merger and the Transactions contemplated hereby, as required by and subject to Section 5.01.

6.05     Parent and Purchaser Deliverables. At or prior to the Closing, Parent and Purchaser shall deliver, or cause to be delivered, to the Company the following agreements and documents, each of which shall be in full force and effect as of the Closing:

(a)        Immediately prior to filing of the Articles of Merger by the Secretary of State of the State of Nevada, evidence of payment of the amounts required to be deposited with the Disbursing Agent and/or the Company pursuant to Section 2.08 and with the Company pursuant to Section 2.08 (each such amount to be held in trust for the benefit of the Parent until the Effective Time);

(b)        a certificate of Parent and Purchaser’s Secretary in form and substance reasonably acceptable to the Company, attesting to, and attaching thereto: (i) resolutions of the board of directors of Parent and the board of directors and sole stockholder of Purchaser authorizing the consummation of the Merger and (ii) a good standing certificate with respect to Purchaser from the Secretary of State of the State of Delaware dated no more than five (5) days before the Closing; and

(c)        a certificate executed on behalf of Parent and Purchaser as of the Closing Date, that the conditions to closing set forth in Section 6.02 have been satisfied.

6.06     Company Deliverables. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following agreements and documents, each of which shall be in full force and effect as of the Closing:

(a)        the consents, authorizations and approvals from such Persons and Governmental Authorities identified in Schedule 6.03(g) of the Disclosure Schedule, in form and substance reasonably satisfactory to Parent;

(b)        letters related to the Indebtedness Consents, if any, drafts of which shall have been delivered to Parent at least three (3) Business Days prior to the Closing, executed by the lenders or other financing sources of the Company or any of its Subsidiaries, each in form and substance reasonably satisfactory to Parent;

(c)        a Certificate of the Company’s Secretary in form and substance reasonably acceptable to Parent, attesting to, and attaching thereto: (i) the Company’s Certificate of Incorporation, and for each Significant Subsidiary of the Company, its equivalent Constituent Document, (ii) the Company’s bylaws as in effect at the time of the Closing, and for each Significant Subsidiary of the Company, its equivalent Constituent Document as of such time, (iii) the incumbency of the Company’s officers executing this Agreement and the other agreements and documents executed in connection with the Merger or any other agreement related to the transactions contemplated hereunder, (iv) resolutions of the board of directors and stockholders (via the Company Stockholder Consent) of the Company authorizing the consummation of the Merger, (v) a good standing certificate with respect to the Company from the Secretary of State of the State of Nevada and from the appropriate Governmental Authority in each other jurisdiction where the Company is or is required to be qualified to do business, dated no more than five (5) days before the Closing, and (vi) for each Significant Subsidiary of the Company, a good standing certificate or local equivalent from the appropriate Governmental Authority in the relevant jurisdiction of incorporation of formation and the appropriate Governmental Authority in each other jurisdiction in which such Significant Subsidiary is or is required to be qualified to do business, in each instance, dated no more than ten (10) days before the Closing;

(d)        a certificate, in a form reasonably acceptable to the Company, dated as of the Closing Date, that satisfies the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not (and has not been at any time during the three year period ending on the Closing Date) a U.S. real property holding corporation and a draft of the intended correspondence required to be sent to the IRS, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2), with respect to such certification;

(e)        written resignations of all officers and directors (as designated by Parent) of the Company and each of its Subsidiaries effective as of the Effective Time;

(f)         the Articles of Merger duly executed by the Company;

(g)        a certificate executed on behalf of the Company as of the Closing Date, that the conditions to closing set forth in Section 6.03 have been satisfied;

(h)        a written statement setting forth all amounts to be paid in order to satisfy in full all Company Expenses and the Persons to whom such amounts are payable; and

(i)         such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement.

ARTICLE VII

TERMINATION

7.01     Termination.  This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason expressly provided in paragraphs (a) through (d) below, whether before or after Company Stockholder Consent:

(a)        by mutual written consent of the Parent and the Company;

(b)        by either Parent or the Company:

(1)        in the event that any Restraint shall be in effect restraining, enjoining, preventing or otherwise prohibiting the transactions contemplated by this Agreement or making the consummation of the Merger illegal and shall have become final and non-appealable after the Parties have used reasonable best efforts to have such Restraint removed, repealed or overturned; or

(2)        if the Closing shall not have occurred on or before the one hundred twentieth (120th) day after the date hereof (the “Termination Date”); provided, that if all of the conditions set forth in Section 6.01 and 6.03 have been met other than the condition set forth in Section 6.03(e), the Termination Date shall be extended by thirty (30) days; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(2) shall not be available to any party whose failure to fulfill any covenant or obligation under this Agreement, or whose breach of any representation or warranty, shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such Termination Date (for the avoidance of doubt, the Company shall not have the right to terminate this Agreement under this Section 7.01(b)(2) if, as of such time, it has failed to satisfy the conditions set forth in Section 6.03(h);

(c)        by the Company:

(1)        if (i) the Company Board authorizes the Company to enter into, or publicly announces its intention to enter into, a Company Acquisition Agreement in respect of an alternative Acquisition Proposal, or (ii) the Company Board has effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent or Purchaser its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Acquisition Proposal, in either instance, (X) in accordance with the provisions of this Agreement, including Section 5.06, and (Y) the Company has paid the Break-Up Fee;

(2)        if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02, and (B) is incapable of being cured, or is not cured, by Parent and Purchaser within 30 calendar days (but in no instance beyond the Termination Date) following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(2) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.03 not being satisfied; or

(3)        if (i) all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination), (ii) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 6.02 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination) or that it has provided an irrevocable notice of waiver (effective as of Closing) of any unsatisfied conditions in Section 6.02 and (y) it is prepared to consummate the Merger at the Closing, and (iii) Parent and Purchaser fail to consummate the Merger within two (2) Business Days following the delivery of such notice; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(3) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Sections 6.01 or 6.02 not being satisfied.

(d)        by Parent:

(1)        if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days (but in no instance beyond the Termination Date) following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(1) if Parent or Purchaser is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.02 not being satisfied;

(2)        if the Company Board shall have effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent or Purchaser its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Acquisition Proposal;

(3)        if  (A) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement in respect of an alternative Acquisition Proposal; and (B) the Company shall have breached the provisions of Section 5.06, and such violation or breach has resulted in the receipt by the Company of an alternative Acquisition Proposal;

(4)        if the Company shall have failed to deliver the Company Stockholder Consent within one (1) Business Day after the execution of this Agreement by each Party; or

(5)        if the Closing Net Indebtedness (as finally agreed in accordance with Section 2.11(b)) is greater than the Closing Net Indebtedness Termination Amount, by timely delivering the Closing Net Indebtedness Termination Notice as set forth in Section 2.11(b).

The right of any party hereto to terminate this Agreement pursuant to this Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective Representatives, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.01 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.01 for any such termination.

7.02     Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and of no further force and effect and there shall be no Liability on the part of any Party hereto or any of its Affiliates or Representative except  (a) as set forth in Article I, this Section 7.02, and Section 7.03, and Article VIII, which shall remain in full force and effect, and (b) other than in the event of Fraud, none of Parent, Purchaser or the Company shall have any liability for any damages whatsoever (which shall include reimbursement of expenses or out-of-pocket costs) following a valid termination of this Agreement other than as expressly set forth in Section 7.03, as applicable.

7.03     Break-Up Fee; Expenses

(a)        In the event that (i) after the date hereof an Acquisition Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally, (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(2) or by Parent pursuant to Section 7.01(d)(1), and (iii) within twelve (12) months after such termination, the Company consummates a transaction that constitutes an Acquisition Proposal or enters into a Company Acquisition

Agreement with respect to an Acquisition Proposal, then the Company shall pay Parent a fee equal to $1,500,000 (the “Break-Up Fee”) by wire transfer of same-day funds on the second (2nd) Business Day following the consummation of such transaction; provided that, for purposes of this Section 7.03(a)(iii), references to ten percent (10%) in the definition of Acquisition Proposal shall be deemed to be references to thirty-five percent (35%).

(b)        In the event that this Agreement is terminated by Parent pursuant to Section 7.01(b)(2) (and as of such time the condition set forth in Sections 6.03(e),  6.03(h) or 6.03(i) is unsatisfied), or 7.01(d)(4) then the Company shall pay Parent the Parent Expenses by wire transfer of same-day funds on the second (2nd) Business Day following such termination.

(c)        In the event that this Agreement is terminated by the Parent pursuant to Sections 7.01(d)(2), or 7.01(d)(3), then the Company shall pay Parent the Break-Up Fee by wire transfer of same-day funds on the second (2nd) Business Day following  such termination.

(d)        In the event that this Agreement is terminated by the Company pursuant to Section 7.01(c)(1), then the Company shall pay Parent the Break-Up Fee by wire transfer of same-day funds prior to or concurrently with such termination.

(e)        The Company agrees that if this Agreement shall be terminated by Parent pursuant to Section 7.01(d)(1), then the Company will pay to Parent, or as directed by Parent, an amount equal to the Parent Expenses (as hereinafter defined); provided that such amount shall be paid promptly, but in no event later than two (2) Business Days after such termination. In the event that following the payment of the Parent Expenses pursuant to Section 7.03(b) or this Section 7.03(e), Parent is paid a Break-Up Fee pursuant to Section 7.03(a), the aggregate amount of Parent Expenses shall be netted against the Break-Up Fee. For purposes of this Agreement, the “Parent Expenses” shall be an amount equal to Parent’s reasonable and documented out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all reasonable outside attorneys’, accountants’ and investment bankers’ fees and expenses); provided that the Company shall only pay the Parent Expenses up to an amount in the aggregate of $700,000.

(f)         In the event that this Agreement is terminated by Parent pursuant to Section 7.03(d)(5), then Parent shall not be entitled to either the Break-Up Fee or Parent’s Expenses.

(g)        The Parties acknowledge and agree that the provisions for payment of the Break-Up Fee and Parent Expenses are an integral part of the Transactions and are included herein in order to induce Parent and Purchaser to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated hereunder. If the Company fails to pay any amounts due under this Section 7.03 and Parent commences a suit which results in a final, non-appealable judgment against the Company, for any such amounts or any portion thereof, then the Company shall pay Parent’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Break-Up Fee is paid by the Company pursuant to this Section 7.03, the Break-Up Fee shall be Parent’s and Purchaser’s sole and exclusive remedy under this Agreement.

(h)        Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.01(c)(3) then Parent will promptly pay to the Company, or as directed by the Company, the Break-up Fee by wire transfer of same-day funds but in no event later than two (2) Business Days after such termination.

(i)         Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.01(c)(2) then Parent will pay to the Company, or as directed by the Company, an amount equal to the Deal Expenses (as hereinafter defined); provided that such amount shall be paid promptly, but in no event later than two (2) Business Days after such termination. For purposes of this Agreement, the “Deal Expenses” shall be an amount equal to the Company’s reasonable and documented out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses); provided that the Parent shall only pay the Deal Expenses up to an amount in the aggregate of $700,000.

(j)         The Parties acknowledge and agree that the provisions for payment of the Deal Expenses and Break-Up Fee are an integral part of the Transactions and are included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated hereunder. If Parent fails to pay any amounts due under this Section 7.03 and the Company commences a suit which results in a final, non-appealable judgment against Parent, for any such amounts or any portion thereof, then Parent shall pay the Company’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, other than in the case of Fraud, the Parties hereby acknowledge that in the event that the Break-Up Fee is paid by the Parent or the Company, as applicable, pursuant to this Section 7.03, the Break-Up Fee shall be receiving party’s sole and exclusive remedy under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01     Survival.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, or valid termination of this Agreement. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof or any Claim for Fraud.

8.02     Waiver; Amendment.  Any provision of this Agreement may be waived by the Party benefited by the provision, but only in writing. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties

8.03     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

8.04     Governing Law; Jurisdiction; Venue.  This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Nevada, without regard to conflicts of laws principles.  Each of Parent, Purchaser, and the Company hereby irrevocably and unconditionally; (i) consents to submit to the exclusive jurisdiction of the state and federal courts located in the County of Clarke, State of Nevada (“Nevada Courts”) for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Nevada Courts, and (iii) agrees not to plead or claim in any Nevada Court that such litigation brought therein has been brought in any inconvenient forum.

8.05     Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when Personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Persons and addresses set forth below or such other place as such Party may specify by notice.

If to the Company, to:

Trans World Corporation

545 Fifth Avenue

Suite 940

New York, NY 10017

Attention: Chief Executive Officer

With a copy to:

Kane Kessler, P.C.

666 Third Avenue

New York, NY 10017

Attention: Jeffrey S. Tullman

If to Parent or Purchaser, to:

Far East Consortium International Limited

16/F, Far East Consortium Building

121 Des Voeux Road Central

Hong Kong

Attention: Angus Chan, CFO

With a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, New York 10020

Fax: (212) 884-8502

Attention:  Jonathan Klein

Email:  jonathan.klein@dlapiper.com

8.06     Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of Parent and the Company regarding the Transactions and supersedes any and all other oral or written Agreements previously made or purported to be made, other than the Confidentiality Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

8.07     Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.08     Assignment; Successors.  No Party may assign either this Agreement or any of its rights or interests, or delegate any of its duties hereunder, in whole or in part, without the prior written consent of the other Parties; provided,  however, that Parent may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Parent without the consent of the other Parties; provided,  further, that no such assignment by Parent shall release Parent from any liability or obligation under this Agreement.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

8.09     Remedies; Specific Performance.  Other than in the case of Fraud, Sections 7.02 and 7.03 shall be the Parties sole recourse for damages in connection with a valid termination of this Agreement. Prior to any valid termination of this Agreement, the Parties hereto agree that irreparable damage would occur if any provision of this Agreement or any other agreement related to the Transactions contemplated hereunder were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or any other agreement related to the transactions contemplated hereunder or to enforce specifically the performance of the terms and provisions hereof at their sole cost in accordance with the dispute resolution mechanics set forth herein.

8.10     Expenses; Currency.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

8.11     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  Each of the Parties hereto hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.11.

8.12     Guaranty. Subject to the terms and conditions set forth herein, in consideration of the covenants, agreements and undertakings of the Company contained in this Agreement, Far East Consortium International Limited (“FEC”) hereby guarantees to the Company and its permitted successors and assigns, the full, prompt and complete payment and performance by each of the Parent and the Purchaser of all of the covenants, conditions and agreements of each of Parent and Purchaser contained in this Agreement. FEC consents to any extension that may be given by Company to the Parent and/or the Purchaser of time of payment or performance. This guarantee shall be construed as a continuing absolute and unconditional guarantee of payment and performance and not as a guarantee of collection.

8.13     Waiver of Conflicts. Recognizing that each of Kane Kessler, P.C. and  Becker & Poliakoff, s.r.o (collectively, the (“Company’s Law Firms”) have acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of shares of Common Stock and certain of their respective Affiliates prior to date hereof, and that the Company’s Law Firms intend to act as legal counsel to certain of the direct and indirect holders of shares of Common Stock and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Purchaser and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Company’s Law Firms  representing any direct or indirect holders of the shares of Common Stock or their Affiliates after the Closing as such representation may relate to Parent, Purchaser, the Company, the Surviving Corporation and its Subsidiaries or the transactions contemplated by the Agreement. In addition, all communications involving attorney-client confidences between direct and indirect holders of shares of Common Stock, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and the Company’s Law Firms, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by the Agreement shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Company, the Surviving Corporation or their respective Subsidiaries). Accordingly, the Surviving Corporation and its Subsidiaries shall not have access to any such communications or to the respective files of the Company’s Law Firms relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or its Subsidiaries shall be a holder thereof, (b) to the extent that files of the respective Company’s Law Firms  in respect of such engagement constitute property of the client, only the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall hold such property rights and (c) Company’s Law Firms  shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between the Company’s Law Firms  and the Company or any of its Subsidiaries or otherwise. Notwithstanding the foregoing, none of the Surviving Corporation or any of its Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated by the Agreement) in connection with any third-party Action.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FEC OVERSEAS INVESTMENT (UK)
LIMITED

By:	/s/ Cheong Thard Hoong
Name: Cheong Thard Hoong
Title: Director

FEC INVESTMENT (US) LIMITED

By:	/s/ Cheong Thard Hoong
Name: Cheong Thard Hoong
Title: President

Solely with respect to Section 8.12 of the Agreement:

FAR EAST CONSORTIUM INTERNATIONAL
LIMITED

By:	/s/ Cheong Thard Hoong
Name: Cheong Thard Hoong
Title: Director

TRANS WORLD CORPORATION

By:	/s/ Rami Ramadan
Name: Rami Ramadan
Title: CEO and President

Exhibit A

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS

OF

TRANS WORLD CORPORATION

The undersigned, being holders of not less than the minimum number of outstanding shares of the capital stock of each class and series of Trans World Corporation, a Nevada corporation (the “Company”), that are necessary to authorize or take the actions set forth below, acting pursuant to the provisions of Section 78.320 of the Nevada Revised Statute and the Constituent Documents (as defined in the Merger Agreement (as hereinafter defined)) of the Company, do hereby consent to the approval and adoption of the following recitals and resolutions, and acknowledge and agree that such recitals and resolutions shall be deemed to be approved and adopted to the same extent and to have the same force and effect as if adopted at a special meeting of the stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt such recitals and resolutions.

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized and caused the Company to enter into that certain Agreement and Plan of Merger, dated as of March 2, 2018, by and among FEC Overseas Investment (UK) Limited, a limited company formed under the laws of the United Kingdom (“Parent”), FEC Investment (US) Limited, a Nevada corporation and wholly-owned subsidiary of Parent (“Purchaser”) and the Company (the “Merger Agreement”), whereas pursuant to the terms and conditions set forth therein, the Purchaser will merge with and into Company, with the Company as the surviving company (the “Merger”) and becoming a wholly-owned subsidiary of Parent;

WHEREAS, the Board has approved and adopted the terms of the Merger Agreement and the Merger and has resolved that the Merger is advisable and in the best interests of the Company and its stockholders and has recommended that the Company’s stockholders approve and adopt the Merger Agreement and the Merger; and

WHEREAS, each of the undersigned represents that it owns beneficially and has the right to vote that number of shares of the Company Common Stock set forth opposite its respective name on the signature page hereof.

NOW, THEREFORE, BE IT:

RESOLVED, that the undersigned stockholders of the Company do hereby consent to and approve the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto, do hereby adopt the Merger Agreement, do hereby consent to and ratify the execution, delivery and performance of the Merger Agreement (including all exhibits and schedules attached thereto), and do hereby consent to the consummation of the transactions contemplated thereunder, including the consummation of the Merger;

RESOLVED, FURTHER, that that the Chief Executive Officer, Chief Financial Officer and any other officer of the Company (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized and empowered to take all such further action and to execute and deliver all such further agreements, certificates, instruments and documents contemplated by the

A-1

Merger Agreement, in the name and on behalf of the Company, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary or any other Authorized Officer; to pay or cause to be paid all fees, expenses and taxes; to take all such other actions or give such notices or obtain such consents as they or any one of them shall deem necessary or desirable in order to carry out fully the intent and accomplish the purposes of the foregoing resolutions; and

RESOLVED FURTHER, that the authority and power given under the foregoing resolutions shall be deemed retroactive and any and all acts authorized thereunder performed prior to the passage of the foregoing resolutions be, and they hereby are, ratified and approved.

{Signature Page Follows}

A-2

IN WITNESS WHEREOF, each of the undersigned stockholders of Trans World Corporation, hereby voting the full number of shares of each class and series of the Company’s outstanding voting stock held of beneficially by such stockholder set forth opposite its respective name below, has executed this Action By Written Consent to be effective as of the date written below. This Action By Written Consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same written consent.

DATE: March 2, 2018

Number	INDIVIDUAL:	CORPORATION OR OTHER	Number
of		ENTITY:	of
Shares			Shares
Voted:			Voted:

[ ]		[ ]	[ ]
	(Signature)	(Name of Entity)

	[ ]	By:
	(Print Name)	(Signature)

[ ]
(Print Name)

[ ]
(Print Title)